Exhibit 2.1

STOCK PURCHASE AGREEMENT

dated as of March 12, 2008

by and among

KOR ELECTRONICS,
as Buyer,

PARAGON DYNAMICS, INC.,
as Company,

and

ZANETT, INC.,
as Seller

4.	Representations and Warranties of Seller		31
	4.1	Organization and Qualification	31
	4.2	Authority Relative to this Agreement	31
	4.3	No Conflict; Required Filings and Consents	32
	4.4	Title to Shares	32
	4.5	Financial Statements	32

5.	Representations and Warranties of Buyer		33
	5.1	Organization and Qualification	33
	5.2	Authority Relative to this Agreement	33
	5.3	No Conflict; Required Filings and Consents	33
	5.4	Financing	34

6.	Additional Agreements		34
	6.1	Conduct of Company Pending Closing	34
	6.2	Employment Agreements	35
	6.3	Retention Agreements	35
	6.4	Separate Existence of Company	36
	6.5	Cooperation	36
	6.6	Public Announcements	37
	6.7	Tax Matters	37
	6.8	Proprietary Inventions and Assignment Agreement	38
	6.9	Non-Competition/Non-Solicitation	38
	6.10	Employee Benefits	40
	6.12	Reserved	40
	6.12	Seller Retention Payments	40
	6.13	No Solicitation	40

7.	Deliveries at Closing		41
	7.1	Seller’s Closing Deliveries	41
	7.2	Buyer’s Closing Deliveries	43

8.	Conditions to Obligations of Buyer		43
	8.1	Compliance by Seller and Company	43
	8.2	Accuracy of Representations of Seller and Company	43
	8.3	Consents	43
	8.4	Material Adverse Change	43
	8.5	No Regulatory Changes	43
	8.6	Litigation	43

9.	Conditions to Obligations of Seller		43
	9.1	Compliance by Buyer	44
	9.2	Accuracy of Buyer’s Representations	44
	9.3	Litigation	44
	9.4	Landlord Guaranty	44

10.	Survival of Representations, Warranties and Agreements		44

11.	Indemnification		44
	11.1	Indemnification by Seller	45
	11.2	Indemnification by Buyer	45
	11.3	Inter-Party Claims	45
	11.4	Third Party Claims	45
	11.5	Limitations on Indemnification	46

12.	Termination		46
	12.1	Termination of Agreement	46
	12.2	Effect of Termination	47

13.	Miscellaneous		47
	13.1	Expenses	47
	13.2	Notices	47
	13.3	Assignment; Third-Party Beneficiaries	49
	13.4	Governing Law	49
	13.5	Jurisdiction, Venue and Waiver of Jury Trial	49
	13.6	Counterparts	49
	13.7	No Implied Waiver	49
	13.8	Entire Agreement	49
	13.9	Amendments; Actual Waivers	49
	13.10	Headings	49
	13.11	Severability	50
	13.12	Specific Performance	50
	13.13	No Presumption Regarding Drafter	50

Exhibit A	Form of Security Agreement
Exhibit B	Employment Agreements
Exhibit C	Form Retention Agreement
Exhibit D	Form Key Employee Retention Agreement
Exhibit E	Form of Opinion of Counsel to Seller and Company

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (“Agreement”) is made as of March 12, 2008, by and among KOR Electronics, a California corporation (“Buyer”), Paragon Dynamics, Inc., a Delaware corporation (“Company”) and Zanett, Inc., a Delaware corporation (“Seller”).  Buyer, Company and Seller are each referred to herein as a “Party” and collectively as “Parties.”

R E C I T A L S

A.            Seller owns all of the outstanding capital stock of Company (the “Stock”);

B.            Buyer desires to purchase from Seller and Seller desires to sell to Buyer the Stock; and

C.            Company, in order to facilitate this transaction on behalf of Seller and to induce Buyer to enter into this Agreement, is joining this Agreement as a Party, and is jointly and severally making the representations and warranties in Section 3.

A G R E E M E N T

Now, therefore, in consideration of the foregoing and the mutual agreements and covenants set forth below, which are acknowledged by each Party to be fair and adequate consideration for its obligations and commitments hereunder, the Parties hereby agree as follows:

1.             Definitions.  Except as otherwise set forth therein, as used in this Agreement and the Exhibits and Schedules to this Agreement, the following definitions shall apply:

“Action” means any action, complaint, petition, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Party.

“Approvals” means all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders.

“Business” means the current programs of Company, and shall be deemed to include any of the following incidents of such current programs: income, cash flow, operations, condition (financial or otherwise), assets, revenues, prospects, liabilities, personnel and management.

“Buyer’s Senior Indebtedness” means the Investment Line of Credit Loan and Pledge Agreement by and between Buyer and California Bank & Trust dated December 7, 2006, as amended and as it may be amended from time to time (the “CB&T Facility”), and any indebtedness of Buyer under any other bank credit facility established by Buyer in place of, or in addition to, the CB&T Facility.

“CFRA” means the California Family Rights Act of 1993, as amended.

“Change of Control” means (a) a merger or consolidation or the sale, or exchange by the shareholders of Buyer of all or substantially all of the capital stock of Buyer, where the shareholders of Buyer immediately before such transaction do not obtain or retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock or other voting equity of the surviving or acquiring corporation or other surviving or acquiring entity, or (b) the sale or exchange of all or substantially all of Buyer’s assets (other than a sale or transfer to a subsidiary of Buyer as defined in section 424(f) of the Code) where the shareholders of Buyer immediately before such sale or exchange do not obtain or retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock or other voting equity of the corporation or other entity acquiring Buyer’s assets.

“Claims” means losses, actions, suits, proceedings, claims, complaints, disputes, arbitrations or investigations or written threats thereof.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the assets and properties of the Business, including without limitation all Equipment, Inventory and other Goods, Accounts, General Intangibles, Fixtures, all Documents, Letter-of-Credit Rights, Chattel Paper, all Deposit Accounts, all Instruments and Investment Property, all Commercial Tort Claims, all Supporting Obligations and all Proceeds of the any and all of the foregoing (each of the foregoing terms are as defined in the Uniform Commercial Code), each as they relate to or are used in the Business.

“Company Disclosure Schedule” means the written disclosure schedule of even date herewith delivered on or prior to the date hereof by Seller and Company to Buyer, corresponding to each representation and warranty made hereunder by Seller and Company.

“Continuing Employees” means the Key Employees and the Other Employees who have signed and delivered Retention Agreements and whose employment by Company and/or Buyer shall continue after the Closing Date.

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, license, franchise, insurance policy, commitment or other arrangement or agreement, whether written or oral.

“Debt Agreements” means the Amended and Restated Promissory Note in the amount of $1,500,000 dated March 15, 2007 made by Company in favor of Emral Holdings Limited and any other documents and agreements related thereto.

“Encumbrance” means any option, pledge, security interest, claim, lien (other than (a) liens for Taxes not yet due and (b) materialmen’s, mechanics’, workmen’s, repairmen’s or other like liens arising in the ordinary course of business securing obligations that are not overdue), charge, encumbrance, easement, covenant, lease, restriction (whether on voting, sale, transfer or disposition or otherwise), whether imposed by agreement, understanding, law or otherwise, except those arising under applicable federal or state securities laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

“FMLA” means the Family Medical Leave Act of 1993, as amended.

“Funded Debt Payoff Amount” means the amount equal to the sum of:  (a) the principal balances outstanding as of the Closing Date under the Debt Agreements; (b) the interest accrued under the terms of the Debt Agreements which is unpaid as of the Closing Date; and (c) any amount which represents a prepayment fee or similar obligation of Company resulting from the payment of all amounts outstanding under and termination of the Debt Agreements prior to maturity.

“GAAP” means generally accepted accounting principles as promulgated by the Financial Accounting Standards Board, as in effect from time to time.

“Government Contract” means any Contract to which Company and any Governmental Entity is a party, and any active contracts pursuant to which Company acts as a vendor or a subcontractor for a party having a contract with a Governmental Entity.  A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Governmental Entity” means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign or other government, or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

“Hazardous Materials” means any material, chemical, compound, substance, mixture or by-product that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “acutely hazardous material,” “extremely hazardous material,” “hazardous waste,” “hazardous waste constituent,” “acutely hazardous waste,” “extremely hazardous waste,” “infectious waste,” “medical waste,” “biomedical waste,” “pollutant,” “toxic pollutant,” “contaminant” or any other formulation or terminology intended to classify or identify substances, constituents, materials or wastes by reason of properties that are deleterious to the environment, natural resources, worker health and safety, or public health and safety, including without limitation ignitability, corrosivity, reactivity, carcinogenicity, toxicity and reproductive toxicity.  The term “Hazardous Materials” shall include without limitation any “hazardous substances” as defined, listed, designated or regulated under the federal Comprehensive

Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended, any “hazardous wastes” or “solid wastes” as defined, listed, designated or regulated under the federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended, any asbestos or asbestos-containing materials, any polychlorinated biphenyls and any petroleum or hydrocarbonic substance, fraction, distillate or by-product.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“Holdback Amount” means $887,500.

“Indebtedness” means, as to Company, (a) all obligations for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), (b) all obligations to pay the deferred purchase price of property or services, (c) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by Company, whether periodically or upon the happening of a contingency, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by Company (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations under leases which have been or should be, in accordance with GAAP, recorded as capital leases, (f) all indebtedness secured by any Encumbrance (other than Encumbrances in favor of lessors under leases other than leases included in clause (e)) on any property or asset owned or held by Company regardless of whether the indebtedness secured thereby shall have been assumed by Company or is non-recourse to the credit of Company, and (g) any direct or indirect liability with respect to any indebtedness, lease, dividend, guaranty, letter of credit or other obligation, contractual or other-wise (the “Primary Obligation”) of another Person (the “Primary Obligor”), whether or not contingent, (i) to purchase, repurchase or otherwise acquire such Primary Obligations or any property constituting direct or indirect security therefor, (ii) to advance or provide funds (x) for the payment or discharge of any such Primary Obligation, or (y) to maintain working capital or equity capital of the Primary Obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the Primary Obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Primary Obligation of the ability of the Primary Obligor to make payment of such Primary Obligation, or (iv) otherwise to assure or hold harmless the owner of any such Primary Obligation against loss or failure or inability to perform in respect thereof.

“International Trade Law” means U.S. statutes, laws and regulations applicable to international transactions, including, but not limited to, the Export Administration Act, the Export Administration Regulations, the Foreign Corrupt Practices Act, the Arms Export Control Act, the International Traffic in Arms Regulations, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the U.S. Customs laws and regulations, the Foreign Asset Control Regulations, and any regulations or orders issued thereunder.

“IRS” means the Internal Revenue Service.

“Knowledge” means (i) with respect to Seller, the actual knowledge after reasonable inquiry of Chief Executive Officer Claudio Guazzoni, Chief Financial Officer Dennis Harkins, or President Jack Rapport and (ii) with respect to Company, the actual knowledge after reasonable inquiry of President Douglas Hartmann or Vice President Theodore Batch.  Buyer acknowledges that due to the classified nature of the Business, Seller has limited access to certain of the classified documents of Company.

“Laws” means any constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental Entity and any Order.

“Losses” means any and all Claims (including, without limitation, any Claim by a third-party), damages, expenses (including reasonable fees, disbursements and other reasonable charges of counsel incurred by an Indemnified Party in any action between Seller and an Indemnified Party or between an Indemnified Party and any third-party) or other liabilities.

“Material Adverse Effect” means, with respect to any Party, any event, occurrence, change, effect or circumstance that is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of such Party and its subsidiaries, if any, taken as a whole, or which is or would reasonably be expected to be materially adverse to the ability of such Party to perform on a timely basis any of its material obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that in no event shall any of the following constitute a Material Adverse Effect: (i) any change with respect to a Party resulting from conditions affecting the industry in which such Party operates or from changes in general business or economic conditions other than any such change which has a disproportionately adverse effect on the Party when compared to the industry or the general economy, as the case may be, taken as a whole; (ii) any change with respect to a Party resulting from the announcement or pendency of any of the transactions contemplated by this Agreement; (iii) any change with respect to a Party resulting from compliance by such Party with the terms of, or the taking of any action contemplated or permitted by, this Agreement; (iv) any change with respect to Company resulting from the operation of Company by the Buyer from and after the Closing Date; and (v) any matter disclosed in the Company Disclosure Schedule.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

“Permit” means any license, permit, franchise, certificate of authority, or order, or any waiver of the foregoing, required to be issued by any Governmental Entity.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization a Governmental Entity or any other entity.

“Receivables” means the accounts receivable, trade receivables, notes receivable and other receivables arising out of or related to Company’s operations, determined in accordance with GAAP.

“Seller Group” means Seller and its majority or wholly owned subsidiaries.

“Tax” or “Taxes” means all U.S. federal, state, local or foreign taxes, charges, fees, imposts, duties, levies, or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) and shall include any transferee or successor liability in respect of taxes, and any liability in respect of taxes imposed pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or by contract, tax sharing agreement, tax indemnity agreement or any similar agreement.

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to a Governmental Entity in connection with Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes Company.

“Terminating Employee” means any employee of Company who will not be a Continuing Employee and whose employment will be terminated immediately prior to or after the Closing Date.

“Transaction Documents” means this Agreement (and each of the exhibits and schedules attached hereto and incorporated by reference herein), the Employment Agreements, the Security Agreement, the Retention Agreements and each of the other documents, agreements and certificates delivered in connection with this Agreement.

“WARN” means the Worker Adjustment and Retraining Notification Act.

The following terms shall have the meanings assigned in the indicated Section:

Term	Section
“Acquisition Proposal”	6.13(a)
“Adjusted Closing Balance Sheet”	2.4(b)
“Adjusted Closing Working Capital”	2.4(b)
“Agreement”	Introduction
“Audit Election Date”	2.4(b)
“Audit Election Notice”	2.4(b)
“Audited Financial Statements”	4.5
“Buyer”	Introduction

Term	Section
“Buyer Indemnified Party”	11.1
“Buyer Plans”	6.10
“Buyer Reimbursements”	6.11
“Buyer Retention Payments”	6.3
“Cap”	11.5
“CB&T Facility”	1
“Claim Notice”	11.4
“Closing”	2.3
“Closing Date”	2.3
“Closing Payment”	2.2
“Closing Working Capital”	2.4(a)
“Company”	Introduction
“Company Employee Plans”	3.13(a)
“Company Facilities”	3.17
“Company Intellectual Property Rights”	3.18(b)
“Disputed Claim”	2.5(b)
“Distribution Date”	2.5(d)(i)
“EAR”	3.12
“Employment Agreements”	6.2
“Environmental Laws”	3.17
“Environmental Permits”	3.17
“ERISA Affiliate”	3.13(a)
“Estimated Closing Balance Sheet”	2.4(a)
“Estimated Closing Working Capital”	2.4(a)

Term	Section
“Estimated Working Capital Deficit”	2.4(a)
“Estimated Working Capital Surplus”	2.4(a)
“Final Closing Working Capital”	2.4(e)
“Financial Statements”	3.7(a)
“Indemnification Claim”	2.5(a)
“Indemnification Dispute Notice”	2.5(b)
“Indemnification Notice”	2.5(a)
“Indemnified Party”	11.3
“Indemnifying Party”	11.3
“Independent Accounting Firm”	2.4(d)
“Intellectual Property”	3.18(a)
“Interim Financial Statements”	4.5
“International Employee Plan”	3.13(m)
“Investment Company Act”	3.27
“ITAR”	3.12
“Key Employee Retention Agreements”	6.3
“Key Employees”	6.2
“Landlord”	9.4
“Landlord Guaranty”	9.4
“LaSalle Agreement”	7.1(d)
“Lease Agreement”	9.4
“Material Cash Acquisition”	2.5(g)
“Material Contracts”	3.5(a)
“Notice of Objection”	2.4(c)

Term	Section
“Obligations”	2.5(h)
“Other Employees”	6.3
“Party” or “Parties”	Introduction
“Pension Plan”	3.13(d)
“Primary Obligation”	1
“Primary Obligor”	1
“Purchase Price”	2.2
“Real Property Leases”	3.15
“Release Letter”	7.1(d)
“Representative”	6.13(a)
“Retention Agreements”	6.3
“Security Agreement”	2.5(h)
“Seller”	Introduction
“Seller Initial Retention Payment”	6.11
“Seller Financial Statements”	4.5
“Seller Indemnified Party”	11.2
“Seller Retention Payment” or “Seller Retention Payments”	6.11
“Stock”	Recitals
“Target Working Capital”	2.4(a)
“Third-Party Intellectual Property Rights”	3.18(b)
“Threshold Amount”	11.5
“Trade Secrets”	3.18(d)
“Unresolved Claims”	2.5(d)(i)

Term	Section
“Working Capital Adjustment Amount”	2.4(f)

2.             Purchase and Sale of Stock.

2.1.          Sale of Stock by Seller.  Subject to the terms and conditions herein set forth, Seller agrees to sell all the Stock to Buyer at the Closing, free and clear of all Encumbrances.  At the Closing, Seller shall deliver to Buyer certificates representing the Stock.  The certificates will be properly endorsed for transfer to, or accompanied by a duly executed stock power in favor of, Buyer or its nominee as Buyer may have directed prior to the Closing Date and otherwise in a form acceptable for transfer on the books of Company.  Seller will pay any Taxes payable with respect to the transfer of the Stock.

2.2.          Purchase Price.  The aggregate purchase price for all of the Stock is an amount equal to $8,875,000 (the “Purchase Price”) less (i) an amount equal to the costs and expenses paid or incurred by Company in connection with the transactions contemplated by this Agreement, including without limitation any fees payable to attorneys, accountants and investment bankers, less (ii) the Funded Debt Payoff Amount, less (iii) the Holdback Amount (the “Closing Payment”).  Buyer shall pay the Closing Payment at the Closing by wire transfer of immediately available funds as directed by Seller in writing prior to the Closing and retain the Holdback Amount in accordance with Section 2.5.

2.3.          Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place as soon as practicable, but no later than two (2) business days, after the satisfaction or waiver of each of the conditions set forth in Sections 8 and 9 hereof, or at such other time as may be mutually agreed by Buyer, Seller and Company (the “Closing Date”).  The Closing shall take place at Drinker Biddle & Reath LLP, One Logan Square, 18th and Cherry Streets, Philadelphia, PA 19103, or at such other place as may be mutually agreed by Buyer, Seller and Company.

2.4.          Working Capital Adjustment.

(a)           As used herein, the term “Closing Working Capital” shall mean (i) the sum of Receivables, inventory, deposits and prepaid expenses as of the Closing Date, but excluding prepaid income and/or corporation taxes, deferred tax assets, the current portion of long-term notes receivable and receivables from any of Company’s Affiliates, directors, employees, officers or stockholders and any of their Affiliates, less (ii) the sum of accounts payable and accrued expenses, customer prepayments and deferred revenue as of the Closing Date, but excluding income and/or corporation taxes payable or accrued, deferred tax liabilities, payables to any of Company’s Affiliates, directors, employees, officers or stockholders and any of their Affiliates that are outside of the ordinary course or inconsistent with the prior payroll practices of Company and the current portion of long term debt as of the Closing.  The term “Target Working Capital” shall mean $0.  Company shall deliver to Buyer, at least one (1) day prior to the Closing Date, an estimated balance sheet of Company as of the Closing (the “Estimated Closing Balance Sheet”) and a calculation and a detailed description of Closing Working Capital (the “Estimated Closing Working Capital”).  The Estimated Balance Sheet

and the Estimated Closing Working Capital shall each be determined and calculated by Company in good faith based on reasonable assumptions as of the Closing in accordance with GAAP as consistently applied and utilized in the preparation of the Financial Statements.  To the extent the Estimated Closing Working Capital as reflected on the Estimated Closing Balance Sheet delivered by Company is less than the Target Working Capital (an “Estimated Working Capital Deficit”), the Purchase Price payable to Seller at Closing shall be reduced on a dollar for dollar basis by the amount of the Estimated Working Capital Deficit.  To the extent the Estimated Closing Working Capital as reflected on the Estimated Closing Balance Sheet delivered by Company is more than the Target Working Capital (an “Estimated Working Capital Surplus”), the portion of the Purchase Price payable to Seller at Closing (i.e., the Closing Payment) shall be increased on a dollar for dollar basis by the amount of the Estimated Working Capital Surplus.

(b)           Within fifteen (15) days following the Closing Date (the “Audit Election Date”), Buyer may, at its election, conduct a balance sheet audit of the Estimated Closing Balance Sheet and if it disagrees with the amounts set forth on the Estimated Closing Balance Sheet, Buyer shall prepare and present in detail its calculation of the revised Closing Balance Sheet (the “Adjusted Closing Balance Sheet”) and the resulting Closing Working Capital (the “Adjusted Closing Working Capital”) to Seller.  Buyer shall deliver written notice of such election (the “Audit Election Notice”) to Seller by the Audit Election Date.  The Adjusted Balance Sheet and the calculation of the Adjusted Closing Working Capital will be prepared in accordance with GAAP on a basis consistent with the preparation of the most recent balance sheet of Company contained in the Financial Statements.  In any event, the Adjusted Balance Sheet and the calculation of Adjusted Working Capital shall be delivered to Seller within forty-five (45) days after the Closing Date.  Following delivery by Buyer to Seller of the Adjusted Balance Sheet and the calculation of Adjusted Closing Working Capital, Buyer shall give Seller and any accountants acting on behalf of Seller reasonable access during Buyer’s normal business hours to those books and records of Company in the possession of Buyer or Company and any personnel which relate to the preparation of the Adjusted Balance Sheet for purposes of resolving any disputes concerning the calculation of Adjusted Closing Working Capital.

(c)           Seller shall have a thirty (30) day period following delivery of the Adjusted Balance Sheet and the calculation of the Adjusted Closing Working Capital during which to notify Buyer in writing (each a “Notice of Objection”) of any good faith objections to the calculation of the Adjusted Closing Working Capital or the Adjusted Balance Sheet, as it affects such calculations, setting forth a reasonably specific and detailed description of its objections and the dollar amount of each objection.  If Seller objects to either the Adjusted Balance Sheet or Buyer’s calculation of Adjusted Closing Working Capital as reflected thereon, Buyer and Seller shall attempt to resolve any such objections within thirty (30) days of the receipt by Buyer of a Notice of Objection.

(d)           If Buyer and Seller are unable to resolve any dispute that arises in connection with the procedure specified in Section 2.4(c) within the thirty (30) day period referred to in Section 2.4(c), Buyer and Seller shall submit such dispute to Grant Thornton LLP (the “Independent Accounting Firm”).  Each of the Parties shall, and shall cause their respective Affiliates and representatives to, provide full cooperation to the Independent

Accounting Firm.  The Independent Accounting Firm shall (x) act in its capacity as an expert and not as an arbitrator, (y) consider only those matters as to which there is a dispute between the Parties and (z) be instructed to reach its conclusions regarding any such dispute within thirty (30) days after its appointment and provide a written explanation of its decision.  In the event that Buyer and Seller submit any dispute to an Independent Accounting Firm, each such Party may submit a “position paper” to the Independent Accounting Firm setting forth the position of such Party with respect to such dispute, to be considered by such Independent Accounting Firm as it deems fit.  All expenses relating to the engagement of the Independent Accounting Firm shall be paid by the prevailing Party in the dispute (measured by which Party’s proposed calculation is closer to the ultimate determination made by the Independent Accounting Firm).

(e)           “Final Closing Working Capital” shall be determined as follows:

(i)            If Buyer fails to deliver the Audit Election Notice to Seller by the Audit Election Date as provided in Section 2.4(b), the Estimated Closing Balance Sheet (together with Company’s calculation of Estimated Company Closing Working Capital) shall be deemed to have been accepted by all of the Parties, and such Estimated Company Closing Working Capital shall be deemed to be the Final Closing Working Capital;

(ii)           If Buyer fails to deliver the Adjusted Balance Sheet and a calculation of Adjusted Working Capital to Seller within forty-five (45) days after the Closing Date, the Estimated Closing Balance Sheet (together with Company’s calculation of Estimated Company Closing Working Capital) shall be deemed to have been accepted by all of the Parties, and such Estimated Company Closing Working Capital shall be deemed to be the Final Closing Working Capital;

(iii)          If (A) Buyer has complied fully with the requirements of Section 2.4(b) and (B) Seller does not deliver a Notice of Objection in accordance with Section 2.4(c), the Adjusted Balance Sheet (together with Buyer’s calculation of the Adjusted Closing Working Capital) shall be deemed to have been accepted by all of the Parties, and such Adjusted Closing Working Capital shall be deemed to be the Final Closing Working Capital;

(iv)          If (A) Buyer has complied fully with the requirements of Section 2.4(b), (B) Seller delivers a Notice of Objection in accordance with the provisions of Section 2.4(c) and (C) Buyer and Seller are able to resolve such dispute by mutual agreement, the Final Closing Working Capital shall be as agreed to by the Parties; or

(v)           If (A) Buyer has complied fully with the requirements of Section 2.4(b), (B) Seller delivers a Notice of Objection in accordance with Section 2.4(c) and (C) Buyer and Seller are unable to resolve such dispute by mutual agreement, the determination of the Independent Accounting Firm made in accordance with Section 2.4(d) shall be final and binding on the Parties, and the Final Closing Working Capital shall be as determined by the Independent Accounting Firm.

(vi)          Subject to the foregoing provisions, the calculation of Final Closing Working Capital shall be conclusive and binding on all of the Parties, no further adjustments shall be made thereto and neither Buyer nor Seller shall have any further right to challenge such calculation of the Closing Working Capital, whether pursuant to the terms of Section 11 hereof or otherwise; provided, however, that nothing in this Section 2.4(e) shall limit in any manner (whether by time, amount, procedure or otherwise) any remedy at law or in equity to which any party may be entitled against another party as a result of actual fraud by such other party.

(f)            After the determination of the Final Closing Working Capital pursuant to the terms of Section 2.4(e):

(i)            If, pursuant to the terms of this Section 2.4, it is determined that the Final Closing Working Capital exceeds the Estimated Closing Working Capital and the Purchase Price was reduced at the Closing by the amount of an Estimated Working Capital Deficit, then Buyer shall pay an amount equal to the Working Capital Adjustment Amount, if any, in immediately available funds to Seller within five (5) business days of the determination of the Final Closing Working Capital and the resulting Working Capital Adjustment Amount.

(ii)           If, pursuant to the terms of this Section 2.4, it is determined that Final Closing Working Capital is less than the Estimated Closing Working Capital and the Purchase Price was increased at the Closing by the amount of an Estimated Working Capital Surplus, then Seller shall pay an amount equal to the Working Capital Adjustment Amount, if any, in immediately available funds to Buyer within five (5) business days of the determination of Final Closing Working Capital and the resulting Working Capital Adjustment Amount.

For purposes of this Agreement, the term “Working Capital Adjustment Amount” shall mean the amount by which the Estimated Closing Working Capital is more or less than the Final Closing Working Capital.

2.5.          Holdback Amount.  On the Closing Date, Buyer shall retain the Holdback Amount, subject to the provisions of this Section 2.5.  The Holdback Amount is intended to provide a source of funds for the payment of any amounts which may become payable to Buyer in accordance with Sections 6.12 and 11, prior to the Distribution Date.  Other than as set forth in Section 6.12, the Holdback Amount shall only be distributed and released as follows:

(a)           Indemnification Claims.  At any time and from time to time prior to the Distribution Date, if a Buyer Indemnified Party in good faith makes a claim for any Losses pursuant to and subject to the limitations set forth in Section 11 (each, an “Indemnification Claim”), Buyer shall deliver to Seller a written notice (an “Indemnification Notice”) setting forth the amount of such Losses and setting forth in reasonable detail the nature and the basis for such Indemnification Claim, together with any relevant information and documentation supporting the Indemnification Claim, and Seller shall have thirty (30) days from receipt of such notice to dispute such Indemnification Claim pursuant to Section 2.5(b).

(b)           Disputes.  If Seller in good faith delivers to Buyer a written objection (an “Indemnification Dispute Notice”) to any Indemnification Claim or portion thereof, then Buyer shall not deduct from the Holdback Amount any portion of the Indemnification Claim that is the subject of the Dispute Notice (the “Disputed Claim”) until Buyer receives either (i) written instructions signed by Seller authorizing the deduction from the Holdback Amount of the dollar amount of the Disputed Claim or (ii) a final decision of a court of competent jurisdiction directing the deduction by Buyer from the Holdback Amount of the dollar amount of the Disputed Claim.  Upon receipt of such written instructions or such final decision, as the case may be, Buyer shall deduct from the Holdback Amount such amount, if any, of the Disputed Claim payable in accordance with such written instructions or final decision.  Seller agrees not to object to an Indemnification Claim unless Seller in good faith believes that all or a portion of such Indemnification Claim is not payable to Buyer pursuant to Section 11.  Any Indemnification Dispute Notice shall describe in reasonable detail the basis for Seller’s objection to the matters set forth in the Indemnification Notice and the portion of such Indemnification Notice (if less than all) which is the subject of such Indemnification Dispute Notice.  The Parties agree to negotiate in good faith to resolve as promptly as practicable any Disputed Claim.  Notwithstanding the foregoing, if any Disputed Claim, in whole or in part, becomes payable to the Buyer Indemnified Party, the amount of such Disputed Claim, or part thereof, which becomes payable (subject to the limitations set forth in Section 11) shall be paid first by deduction from the Holdback Amount and, to the extent that the Holdback Amount does not constitute the sole recourse for such Indemnification Claim under Section 11, by a cash payment of any remaining balance by Seller to the Buyer Indemnified Party within five (5) days after the date such Indemnification Claim becomes payable to the Buyer Indemnified Party.

(c)           Partial Release.  If any Indemnification Dispute Notice includes an objection to only a portion of an Indemnification Claim, Buyer may deduct from the Holdback Amount an amount equal to the portion of the Indemnification Claim for which there is no objection, subject to the limitations set forth in Section 11; provided that no such partial deduction by Buyer shall terminate or otherwise prejudice Buyer’s rights with respect to the Disputed Claim amount and no such consent by Seller to such partial deduction shall terminate or otherwise prejudice Seller’s rights with respect to the Disputed Claim amount.

(d)           Release of the Holdback Amount.

(i)            Upon the first anniversary of the Closing Date (the “Distribution Date”), Buyer shall pay to Seller by wire transfer of immediately available funds to the account or accounts designated by Seller an amount equal to (A) $887,500, less (B) all amounts previously deducted from the Holdback Amount pursuant to this Section 2.5, less (C) the amount of all Unresolved Claims.  For purposes of this Agreement, the term “Unresolved Claims” shall mean, as of the Distribution Date, the aggregate amount of all Indemnification Claims that constitute Disputed Claims for which written instructions signed by Seller authorizing the deduction of one or more of the Disputed Claims or part thereof, or a final decision of a court of competent jurisdiction regarding the deduction by Buyer of a Disputed Claim, has not been received by Buyer or any Indemnification Claim for which an Indemnification Notice has been delivered but for which the 30-day objection period has not expired as of such Distribution Date.

(ii)           Promptly upon Seller authorizing the deduction or the final decision of a court of competent jurisdiction, as the case may be, of any Unresolved Claims that are the subject of a Dispute Notice or upon the expiration of the 30-day objection period for any Unresolved Claims for which no Dispute Notice has been delivered, Buyer shall deduct from the unreleased balance of the Holdback Amount an amount determined to be payable to Buyer pursuant to such final determination or the amount of such Unresolved Claim for which no Dispute Notice has been delivered, if any, and shall give Seller written notice of such deduction when it takes place and release and pay to Seller an amount equal to the dollar amount of the Unresolved Claims less the dollar amount of such Unresolved Claims properly deducted by Buyer in accordance with this Section 2.5(d)(ii).

(e)           Limitation of Liability.  Except as provided in Section 11, the Holdback Amount shall be the sole recourse for Indemnification Claims made by the Buyer Indemnified Parties thereunder.

(f)            Interest on the Holdback Amount.  No interest shall accrue or be payable to Seller on the Holdback Amount.

(g)           Conversion to Escrow.  If at any time following the Closing when Buyer continues to retain in excess of $125,000 of the Holdback Amount pursuant to this Section 2.5, Buyer consummates a Material Cash Acquisition or a transaction that results in a Change of Control, Buyer shall deposit the remaining balance of the Holdback Amount into an escrow account with a financial institution which Buyer and Seller shall mutually select, as escrow agent, pursuant to an escrow agreement, in customary form, under which such escrow agent will hold such amount in escrow for release to Seller or Buyer in accordance with the provisions of this Section 2.5 and Section 11.  For purposes of this Section 2.5(g), a “Material Cash Acquisition” shall mean the acquisition by Buyer, or a majority-owned subsidiary of Buyer, of the business of another Person by means of a purchase of assets, purchase of capital stock, merger or consolidation, where the consideration for such acquisition consists of or includes the payment of cash in an aggregate amount in excess of $3,000,000.

(h)           Collateral Security. As general and continuing collateral security for the due payment and performance Buyer’s obligations under this Section 2.5 (the “Obligations”), Buyer shall enter into a security agreement with Seller in the form attached hereto as Exhibit A (the “Security Agreement”), which agreement grants to Seller a security interest in the Collateral, which security interest shall be subordinated only to Buyer’s Senior Indebtedness.

3.             Representations and Warranties of Seller and Company.  As a material inducement to Buyer to enter into this Agreement, Seller and Company jointly and severally make the representations and warranties set forth below to Buyer, all of which are true and correct as of the date hereof, except to the extent they are qualified by the Company Disclosure Schedule.

3.1.          Organization and Qualification; Subsidiaries.  Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and Company has the requisite corporate power and authority and is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on the Business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority or Approvals would not, individually or in the aggregate, have a Material Adverse Effect on Company.  Except as set forth on Schedule 3.1, Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect on Company.  Except as set forth on Schedule 3.1, Company does not own or lease property in any jurisdiction other than its jurisdiction of incorporation and the jurisdictions referred to in the previous sentence.  Except as set forth on Schedule 3.1, no jurisdiction has claimed, in writing or otherwise, that Company is required to qualify as a foreign corporation or other entity therein, and (except as aforesaid) Company does not file any franchise, income or other Tax Returns in any other jurisdiction based upon the ownership or use of property therein or the derivation of income therefrom.  Company does not own or control, directly or indirectly, any equity interest in any Person.

3.2.          Certificate of Incorporation and Bylaws.  Company has heretofore furnished to Buyer a true, complete and correct copy of its Certificate of Incorporation and bylaws, each as amended to date.  Such Certificate of Incorporation and bylaws are in full force and effect.  Company is not in violation of any of the provisions of its Certificate of Incorporation or bylaws.

3.3.          Capitalization.  The authorized capital stock of Company consists of (i) 1,000 shares of Common Stock, $0.001 par value per share, all of which are issued and outstanding as of the date of this Agreement, and (ii) 1,000 shares of Preferred Stock $0.001 par value per share, none of which are issued and outstanding as of the date of this Agreement.  All outstanding shares of Company’s Common Stock (i) are duly authorized, validly issued, fully paid and non-assessable and are owned, beneficially and of record, by Seller, (ii) are free of any Encumbrances created by Seller or Company, and, to the Knowledge of Seller and Company, free of any Encumbrances imposed upon the holders thereof, and (iii) were not issued in violation of any preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or bylaws of Company or any agreement to which Seller or Company is a party or by which either is bound.  Except for the rights created pursuant to this Agreement, there are no options, warrants, calls, rights, commitments or agreements that are outstanding to which Seller or Company is a party or by which either is bound, obligating Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Company’s capital stock or obligating Company to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any option, warrant, call, right, commitment or agreement regarding shares of Company’s capital stock.  There are no other contracts, commitments or agreements relating to the voting, purchase or sale of Company’s capital stock (A) between Company and Seller; or (B) between Seller and any other party.  All issued and outstanding shares of Company’s capital stock were issued in compliance with all applicable federal and state securities laws.

3.4.          Authority Relative to this Agreement.  Company has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to be executed and delivered by Company hereunder, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and such other Transaction Documents by Company and the consummation by Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Company, and no other corporate proceedings or approvals on the part of Company or the stockholders of Company are necessary to authorize this Agreement or such other Transaction Documents or to consummate the transactions contemplated hereby and thereby.  The Board of Directors of Company has unanimously approved this Agreement and the transactions contemplated hereby and declared their advisability.  This Agreement and such other Transaction Documents have been or will be duly and validly executed and delivered by Company and, assuming the due authorization, execution and delivery by the other parties thereto (other than Seller), constitute, or upon such execution and delivery by Company will constitute, the legal, valid and binding obligations of Company, enforceable against Company in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

3.5.          No Conflict; Required Filings and Consents.

(a)           Material Contracts.  Schedule 3.5(a) includes a list of all contracts, agreements, arrangements or understandings, whether or not in writing, to which Company is a party or by which it is bound as of the date hereof, (i) under which the consequences of a default, nonrenewal or termination could have a Material Adverse Effect on Company, (ii) pursuant to which payments are required or acceleration of benefits is required upon a “change of control” of Company, (iii) which require the consent or waiver of a third-party prior to Company consummating the transactions contemplated by this Agreement, (iv) whose terms prohibit or would materially delay the consummation of this Agreement and the transactions contemplated by this Agreement, (v) which, as of the date of this Agreement, constitute contracts, agreements, arrangements or understandings between Company and any other Person, and involve consideration in excess of $25,000 over the term of the contract or have a term that will expire more than one year from the date of this Agreement, or (vi) which are not terminable without individual payments by Company, Buyer or any of their Affiliates in excess of $25,000 (the contracts, agreements, arrangements or understandings referred to in clauses (i) through (vi) above are referred to collectively herein as the “Material Contracts”), and Company is not currently negotiating any Material Contract.

(b)           No Conflict.  Except as set forth in Schedule 3.5(b), the execution and delivery by Company of this Agreement and the other Transaction Documents to be executed and delivered by Company hereunder does not, and the performance of this Agreement and such other Transaction Documents by Company will not, (i) conflict with or violate the Certificate of Incorporation or bylaws of Company, (ii) conflict with or violate any Law, order, judgment or decree applicable to Company or by which its properties is bound or affected, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or result in a material modification of any right or benefit under, or impair Company’s material rights or alter the material rights or obligations of any third party under, or give to others any material rights of termination, amendment, acceleration, repayment or repurchase, or result in material increased payments or cancellation under, or result in the creation of an Encumbrance on any of the material properties or material assets of Company pursuant to, any Contract, Law or order to which Company or any of its properties is bound or affected except, in the case of (i) and (ii) only, for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate have a Material Adverse Effect on the Company.

(c)           Required Filings and Consents.  Except for listing the Company as a “discontinued operation” on Seller’s 2007 Annual Report on Form 10-K, filing by Seller of an appropriate report on Form 8-K and issuing an appropriate press release regarding the same, the execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company will not, require any consent, approval, exemption, authorization or permit of, or filing with, any Governmental Entity or any other Person.

3.6.          Compliance, Permits.

(a)           Compliance.  Except as set forth in Schedule 3.6(a), Company is not in conflict with, or in default or violation, in any material respect, of (i) any law, rule, regulation, order, judgment or decree applicable to Company or by which its properties are bound or affected or (ii) any Material Contracts.

(b)           Permits.  Company holds all Permits that are necessary to the operation of the Business as it is now being conducted, except when the failure to have such Permits would not, individually or in the aggregate, have a Material Adverse Effect.  Company is in material compliance with the terms of all such Permits.

3.7.          Financial Statements.

(a)           Company has delivered to Buyer its unaudited financial statements (balance sheet, statement of operations and statement of cash flows) for each of the fiscal years ended December 31, 2004, 2005, 2006, and 2007, respectively (collectively, the “Financial Statements”).  The Financial Statements have been prepared in accordance with GAAP (except that unaudited financial statements do not contain footnotes) applied on a consistent basis throughout the periods presented and consistent with each other. The Financial Statements fairly present the financial condition, operating results and cash flow of Company, as of the dates, and for the periods, indicated therein, subject to the absence of footnotes.

(b)           Company maintains and will continue to maintain through the Closing, a system of internal accounting controls designed and administered to provide reasonable assurance that (i) transactions are executed with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements of Company in accordance with GAAP and to maintain accountability for assets; (iii) access to Company’s assets is permitted only in accordance with management’s authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Company is not party to or otherwise involved in any “off-balance sheet arrangements” (as defined in Item 303 of Regulation S-K under the Securities Exchange Act of 1934, as amended).

3.8.          Absence of Certain Changes or Events.  Except as set forth in Schedule 3.8, since December 31, 2006, Company has conducted the Business in the ordinary course and there has not occurred any of the following:  (i) any event or occurrence that has had or is reasonably expected to have a Material Adverse Effect on Company; (ii) any amendments or changes in the Certificate of Incorporation or bylaws of Company; (iii) any damage to, destruction or loss of any material asset of Company (whether or not covered by insurance); (iv) any material change by Company in its accounting methods, principles or practices; (v) any material revaluation by Company of its assets, including, without limitation, writing down the value of inventory or writing off notes or Receivables other than in the ordinary course of business; (vi) any sale of a material amount of property of Company, except in the ordinary course of business; (vii) any declaration, setting aside or payment of any dividend or distribution in respect of shares of Common Stock of Company or any redemption, purchase or other acquisition of any of Company’s securities (except as contemplated by this Agreement); (viii) any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any executive officers of Company, in each case except in the ordinary course of business consistent with past practice or except as required by applicable law; (ix) any creation or assumption by Company of any Encumbrance on any material asset of Company, other than in the ordinary course of business, consistent with past practice; (x) any making of any loan, advance or capital contribution to or investment in any Person by Company, other than advances to employees to cover travel and other ordinary business-related expenses in the ordinary course of business consistent with past practice; (xi) any incurrence or assumption by Company of any indebtedness for borrowed money or any guarantee, endorsement or other incurrence or assumption of a material liability (whether directly, contingently or otherwise) by Company for the obligations of any other Person, in each case other than in the ordinary course of business consistent with past practice; or (xii) any material modification, amendment, assignment or termination of or relinquishment by Company of any rights under any Material Contract.

3.9.          No Undisclosed Liabilities.  Except as set forth in Schedule 3.9, Company has no liabilities (absolute, accrued, known contingent or otherwise) except liabilities (a) in the aggregate adequately provided for in Company’s unaudited balance sheet as of December 31, 2007 and (b) incurred since December 31, 2007 in the ordinary course of business consistent with past practice or in connection with the transactions contemplated by this Agreement.

3.10.        Absence of Litigation.  Except as set forth in Schedule 3.10, there are no Actions pending and, to the Knowledge of Seller and Company, there are no Actions threatened against Company, or any properties or rights of Company, before any Governmental Entity or body, nor are there, to the Knowledge of Company, any investigations or reviews by any Governmental Entity pending or threatened against, relating to or affecting, Company.  Company is not subject to any outstanding Order.

3.11.        Government Contracting.

(a)           Except as set forth in Schedule 3.11(a), there are (i) no outstanding claims against Company, either by any Governmental Entity or any prime contractor, subcontractor, vendor or other third party arising under or relating to any Government Contract, and (ii) no disputes between Company and any Governmental Entity under the Contract Disputes Act or any other federal statute or between Company and any prime contractor, subcontractor or vendor arising under or relating to any such Government Contract.  Except as set forth in Schedule 3.11(a), to the Knowledge of Company and Seller, there are no facts that could reasonably be expected to result in a claim or dispute under clause (i) or (ii) of the immediately preceding sentence.

(b)           Company has submitted all required provisional bid labor and indirect rates through fiscal year 2007, and final indirect rates to the cognizant U.S. Government administrative contracting officer through fiscal year 2006.  All such submissions are consistent with all government regulations cost accounting rules and regulations, including but not limited to the Federal Acquisition Regulations.  No unallowable costs were contained therein.

(c)           Except as set forth in Schedule 3.11(c), neither Company nor, to the Knowledge of Company and Seller, any of its present employees, consultants or agents is (or during the last five (5) years has been) suspended or debarred from doing business with any Governmental Entity or is (or during such period was) the subject of a finding of non-responsibility or ineligibility for any Governmental Entity.

(d)           Except as set forth in Schedule 3.11(d), to the Knowledge of Company and Seller, no statement, representation or warranty made by Company in any Government Contract, any government bid or any exhibit thereto or in any certificate, statement, list, schedule or other document submitted or furnished to any Governmental Entity in connection with any Government Contract or government bid (i) contained on the date so furnished or submitted any untrue statement of material fact, or failed to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading, or (ii) contains any untrue statement of a material fact, or fails to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading, except where, in the case of both clauses (i) and (ii), any untrue statement or failure to state a fact would not have a Material Adverse Effect on Company.

(e)           Company, in conducting the Business as it relates to Government Contracts, is in material compliance with all applicable government accounting principals and governing regulations.  No unidentified unallowable costs exist on the books and records of Company.

(f)            Company has, during the last five (5) years, submitted all required labor rate proposals, as well as all final indirect rate submissions, to the cognizant Defense Contract Audit Agency (DCAA) Administrative Contracting Officer for prior years in accordance with applicable Federal Acquisition Regulations and there are no outstanding or unresolved matters with respect thereto.

(g)           Except as set forth in Schedule 3.11(g) (i) none of Company’s employees, consultants or agents is (or during the last five (5)years has been) under administrative, civil or criminal investigation, indictment or request for information by any Governmental Entity relating to the performance of his or her duties to Company; (ii) there is not pending any audit or investigation of Company, its officers, employees or representatives nor within the last five (5) years has there been any audit or investigation of Company, officers, employees or representatives resulting in a material adverse finding with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract; and (iii) during the last five (5)years, Company has not made any voluntary disclosure to any Governmental Entity with respect to any alleged irregularity, misstatement or omission arising under or relating to a government contract.  Except as set forth in Schedule 3.11(g), Company has not had any irregularities, misstatements or omissions arising under or relating to any government contract that has led or is expected to lead, either before or after the Closing Date, to any of the consequences set forth in clause (i) or (ii) of the immediately preceding sentence or any other material damage, penalty assessment, recoupment of payment or disallowance of cost.

3.12.        Export Control Laws; Encryption and Other Restricted Technology.  Company has, during the last five (5) years, materially complied with all U.S. export control Laws regarding any export of its products or technology, including the Export Administration Regulations (“EAR”) maintained by the U.S. Department of Commerce and the International Traffic in Arms Regulations (“ITAR”) maintained by the Department of State.  To the Knowledge of Company and Seller, the Business as currently conducted does not require Company to obtain a license from the United States Departments of Commerce or State or an authorized body thereof under ITAR or EAR or other legislation regulating the development, commercialization or export of technology.  Company has not, in the last five (5) years, received any correspondence from the export control authorities in any country, including the U.S. Departments of Commerce or State, regarding any pre-penalty notice, notice of penalty, subpoena or request for documents, or notice of audit, investigation or inquiry by a special agent or other export control agent or official.

3.13.                        Employee Benefit Plans; Employment Agreements.

(a)           Schedule 3.13(a) contains an accurate and complete list, with respect to Company and any Person under common control with Company within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder (collectively, an “ERISA Affiliate”) of each plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, which is or has been maintained, contributed to, or required to be contributed to, by

Company or any ERISA Affiliate for the benefit of any employee (collectively, the “Company Employee Plans”).  Company has not made any plan or commitment to establish any new Company Employee Plan, to modify any Company Employee Plan (except to the extent required by law or to conform any such Company Employee Plan to the requirements of any applicable law, in each case as previously disclosed to Buyer in writing, or as required by this Agreement), or to enter into any Company Employee Plan.

(b)           Company has provided or made available to Buyer: (i) correct and complete copies of all documents embodying each Company Employee Plan including all amendments thereto and all related trust documents, (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, (vi) all communications material to any employee or employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to Company, (vii) all correspondence to or from any Governmental Entity relating to any Company Employee Plan, (viii) model COBRA forms and related notices, (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (x) all discrimination tests for each Company Employee Plan for the three most recent plan years, (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan, (xii) all HIPAA privacy notices and all business associate agreements to the extent required under HIPAA and (xiii) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan.

(c)           Company has performed all obligations required to be performed by it under, is not in default or violation of, and neither Seller nor Company has any knowledge of any default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including ERISA or the Code.  Each Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either (i) applied for, prior to the expiration of the requisite remedial amendment period under applicable Treasury Regulations or IRS pronouncements, but has not yet received a response; (ii) obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, on which the employer is entitled to rely, as to its qualified status from the IRS since January 1, 2000; or (iii) still has a remaining period of time to apply for such a determination letter from the IRS and to make any amendments necessary to obtain a favorable determination and nothing has occurred since the date of the most recent determination that could reasonably be expected to cause any such Company Employee Plan or trust to fail to qualify under § 401(a) or 501(a) of the Code.  No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan.  There are no actions, suits or claims pending or, to the knowledge of Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan.  Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without liability to Buyer, Company or any ERISA Affiliate (other than ordinary administration expenses).  There are no audits, inquiries or proceedings pending or to the knowledge of Seller, Company or any ERISA Affiliates, threatened by the IRS, Department of Labor, or any other governmental entity with respect to any Company Employee Plan.  Neither Company nor any ERISA Affiliate is subject to any penalty or Taxes with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.  Company has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(d)           Neither Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(e)           Neither Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies).

(f)            At no time has Company or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA).  Neither Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.

(g)           No Company Employee Plan provides, or reflects or represents any liability to provide, post-termination or retiree life insurance, health or other employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable statute, and Company has never represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) or any other Person that such employee(s) or other Person would be provided with life insurance, health or other employee welfare benefits, except to the extent required by statute.

(h)           Company and each ERISA Affiliate has, prior to the Effective Time, complied with COBRA, FMLA, CFRA, HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, and any similar provisions of state law applicable to its employees.  To the extent required under HIPAA and the regulations issued thereunder, Company has, prior to the Closing Date, performed all obligations under the medical privacy rules of HIPAA, the electronic data interchange requirements of HIPAA, and the security requirements of HIPAA.  Company has no unsatisfied obligations to any employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage or extension.

(i)            Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or any termination of employment or service in connection therewith will (i) result in any payment (including severance, a “parachute payment” within the meaning of Section 280G(b)(1) of the Code, bonus or otherwise), becoming due to any employee, (ii) result in any forgiveness of indebtedness, (iii) materially increase any benefits otherwise payable by Company or (iv) result in the acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Code.

(j)            Each Company Employee Plan that is a “nonqualified deferred compensation plan,” within the meaning of Section 409A of the Code, has been operated and administered since the latter of inception or January 1, 2005 in good faith compliance with Section 409A of the Code, to the extent Section 409A of the Code is applicable to such plan.  No such plan has been “materially modified,” within the meaning of IRS Notice 2005-1, at any time after October 3, 2004.

(k)           There is no agreement, plan, arrangement or other contract covering any employee that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code.  There is no agreement, plan, arrangement or other contract by which Company is bound to compensate any employee for excise taxes paid pursuant to Section 4999 of the Code.

(l)            To the knowledge of Seller and Company, no stockholder, director, officer, employee or consultant of Company is obligated under any contract or agreement or subject to any Order of any court or administrative agency that would interfere with such Person’s efforts to promote the interests of Company or that would interfere with the Business.  Neither the execution nor delivery of this Agreement, nor the carrying on of the Business as presently conducted or proposed to be conducted nor any activity of such officers, directors, employees or consultants in connection with the carrying on of the Business as presently conducted or currently proposed to be conducted will, to the knowledge of Seller or Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, employees, or consultants is now bound.

(m)          Neither Company nor any ERISA Affiliate currently or has ever had the obligation to maintain, establish, sponsor, participate in, be bound by or contribute to any Company Employee Plan that has been adopted or maintained by Company or any ERISA Affiliate, whether formally or informally or with respect to which Company or any ERISA Affiliate will or may have any liability with respect to employees who perform services outside the United States (an “International Employee Plan”).

3.14.                        Restrictions on Business Activities.

(a)           Except for this Agreement, there is no material agreement, Action or Order binding upon Company which has or could reasonably be expected to have the effect of prohibiting or impairing any material business practice of Company or any acquisition of property by Company.

(b)           To the Knowledge of Company and Seller, none of Company’s officers, directors or key employees is a party to any agreement which, by virtue of such Person’s relationship with Company, restricts in any material respect Company from continuing such entity’s business activities as presently conducted.

3.15.                        Title to Property.  Except as set forth in Schedule 3.15, Company has good record, marketable and defensible title to all of its owned properties and assets, free and clear of all Encumbrances.  Schedule 3.15 is a true, complete and correct schedule of all leases of real property as of the date of this Agreement (“Real Property Leases”) pursuant to which Company leases from others which schedule sets forth (a) the date of each lease and the premises covered thereby, (b) the term thereof, and (c) the rent payable thereunder.  Schedule 3.15 lists all real property owned by Company.  The Real Property Leases and all leases of personal property by Company from others are in good standing, valid and effective in accordance with their respective terms and to the Knowledge of Company and Seller, there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default).

3.16.                        Taxes.  Except as set forth in Schedule 3.16:

(a)           Company has timely filed in accordance with applicable law all material Tax Returns required to be filed by the Company.  All Tax Returns filed by Company with respect to Taxes were true, complete and correct in all material respects as of the date on which they were filed or as subsequently amended to the date of this Agreement.  Complete copies of U.S. federal, state, local and foreign income and franchise Tax Returns of Company for the years ended December 31, 2004, 2005 and 2006 have been delivered or made available to Buyer.

(b)           Company has timely paid all material Taxes due and payable, regardless of whether or not shown as due on such Tax Returns.  No deficiencies for any Taxes have been proposed, asserted, or assessed against the Company that have not been fully paid or adequately provided for in the appropriate financial statements of the Company; no requests for waivers of the time to assess any Taxes are pending; no outstanding agreements, waivers, or arrangements extending the statutory period of limitations for the assessment or collection of Taxes with respect to any Tax Return that relates to Company are currently in effect; and no power of attorney in respect of any Taxes has been executed or filed with any taxing authority which is currently in force.

(c)           Company has complied with all applicable laws, rules, and regulations relating to the withholding of Taxes and has timely collected or withheld and paid over, and up to the Closing Date will have timely collected and withheld and paid over to the proper Governmental Entities all amounts required to be so collected or withheld and paid over for all periods up to the Closing Date under all applicable laws.

(d)           There are no Tax rulings of which Company is a subject, requests for rulings by Company, or closing agreements entered into by Company that could affect its liability for Taxes for any period after the Closing Date.   There is no taxable income of Company that will be reportable in a taxable period beginning after the Closing Date that is attributable to a transaction (such as an installment sale or prepaid revenue) that occurred prior to the Closing.  Company has not filed any consent under former Section 341(f) of the Code.

(e)           Company (i) has not agreed to nor is required to make any adjustment pursuant to Section 481 of the Code (or any predecessor or similar provision of other laws or regulations) by reason of a change in accounting method or otherwise; (ii) has no Knowledge that any taxing authority has proposed any such adjustment or change, which proposal is currently pending; and (iii) does not have an application pending with any taxing authority requesting permission for any change in accounting methods that relates to the Business.

(f)            No action, suit, proceeding, investigation, audit, claim or assessment is presently pending or, to the Knowledge of Seller or Company, proposed with regard to any Taxes that relate to Company for which Company would or could be liable.  No issue has arisen in any examination of Company by any taxing authority that if raised and upheld with respect to any other period not so examined would result in a material deficiency for any other period not so examined.  No material issues relating to Taxes have been raised by the relevant taxing authority during any presently pending audit or examination.

(g)           To the Knowledge of Seller and Company, no claim has ever been made in writing against Company by a taxing authority in a jurisdiction where Company does not file Tax Returns that Company is or may be subject to taxation by such jurisdiction.  The Company does not have, nor has ever had, a permanent establishment in any country other than its country of organization or been subject to Tax in a jurisdiction outside its country of organization.

(h)           Company (i) is not a party to, is not bound by, nor has any obligation under, any Tax sharing agreement or similar contract other than as imposed by IRC Section 1552(a)(1) and the regulations thereunder and (ii) has no current or potential contractual obligation to indemnify any other Person with respect to Taxes.

(i)            During all taxable periods for which the applicable statute of limitations has not yet expired, Company was not a member of an affiliated group within the meaning of Treasury Regulations Section 1.1502-1 other than a group the common parent of which is Seller.  Seller will file a consolidated U.S. federal income Tax Return with Company for the taxable year immediately preceding the current taxable year.

(j)            Company’s unused “net operating losses” (as defined in Section 172 of the Code), if any, are not subject to any limitations under Sections 382 or 384 of the Code other than by reason of this Agreement.

(k)           No property of Company is required to be treated as owned by another Person pursuant to section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986) or is “tax-exempt use property” within the meaning of section 168 of the Code.

(l)            Company is not currently, and has not been within the last five (5) years, a “United States real property holding corporation” within the meaning of Section 897(c) of the Code.

(m)          Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(n)           Company has not engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

3.17.                        Environmental Matters.  Company (i) has obtained all applicable permits, licenses and other authorizations (collectively, the “Environmental Permits”), which are required to be obtained under all applicable Laws, Orders, notices or demand letters issued, entered, promulgated or approved thereunder relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes (“Environmental Laws”) by Company or its agents, which Environmental Permits are in full force and effect, except where failure to have such permits, licenses or other authorizations would not, individually or in the aggregate, have a Material Adverse Effect on Company (ii) is in compliance with all terms and conditions of such Environmental Permits, (iii) is in compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws, (iv) as of the date of this Agreement, is not aware of nor has received notice of any past or present violations of Environmental Laws or Environmental Permits or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with Environmental Permits or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, against Company based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous toxic material or waste, and (v) has taken all actions necessary under applicable Environmental Laws to register any products or materials required to be registered by Company or its agents thereunder.  To Company’s Knowledge, no discharge, emission, release, leak or spill of Hazardous Materials has occurred at any properties or facilities used, leased or occupied by Company at any time (collectively, “Company Facilities”) that may or will give rise to liability of Company under Environmental Laws.  To the Knowledge of Seller and Company, there are no Hazardous Materials (including without limitation asbestos) present in the surface waters, structures, groundwaters or soils of or beneath any Company Facilities.  To the

Knowledge of Seller and Company, there neither are nor have been any aboveground or underground storage tanks for Hazardous Materials at any Company Facilities.  To the Knowledge of Seller and Company, no Company employee or other person has claimed that Company is liable for alleged injury or illness resulting from an alleged exposure to a Hazardous Material.  Neither Seller nor Company is the aware of any facts or circumstances that could form the basis for assertion of a claim against Company or that could form the basis for liability of Company, regarding Hazardous Materials or regarding actual or potential noncompliance with Environmental Laws.

3.18.                        Intellectual Property.

(a)           Schedule 3.18(a) sets forth a true and complete list of all Intellectual Property owned or used by Company.  Company owns free and clear of all Encumbrances, or is licensed or otherwise possesses legally enforceable right to use all patents, trademarks, trade names, service marks, domain names and any applications therefor, and all computer software programs or applications (the “Intellectual Property”) that are used in the Business as currently conducted, and such rights constitute all the rights necessary for Company to conduct the Business as currently conducted.

(b)           Except as would not, individually or in the aggregate, have a Material Adverse Effect on Company, Company is not, nor will it be, as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any licenses, sublicenses or other agreements to which Company is a party and pursuant to which Company is authorized to use any third-party Intellectual Property (“Third-Party Intellectual Property Rights”).  Except as set forth in Schedule 3.18(b), immediately after the Closing Date, Company will continue to own all right, title and interest in, and to have a license to use all Intellectual Property material to its business and operations on terms and conditions identical in all respects to those enjoyed by Company immediately prior to the transactions contemplated hereby.  Except as set forth in Schedule 3.18(b), no claims with respect to the Intellectual Property owned by Company (the “Company Intellectual Property Rights”), any trade secret material to Company, or any Third-Party Intellectual Property Rights to the extent arising out of any use, sale of, reproduction or distribution of such Third-Party Intellectual Property Rights by or through Company, are currently pending or, to the Knowledge of Seller or Company, threatened by any Person.  Except as set forth in Schedule 3.18(b), neither Seller nor Company knows of any valid grounds for any bona fide claims (i) to the effect that the manufacture, sale, licensing or use of any Intellectual Property as now used, sold or licensed by Company, infringes on the intellectual property rights of any third-party; (ii) against the use by Company of any Intellectual Property used in the Business as currently conducted; (iii) challenging the ownership, validity or effectiveness of any of Company Intellectual Property Rights or other trade secret material to Company; or (iv) challenging the license or legally enforceable right to use of any Third-Party Intellectual Property Rights by Company.

(c)           To the Knowledge of Seller and Company, all patents issued to Company are valid.  To the Knowledge of Company, there is no material unauthorized use, infringement or misappropriation of any of the patents issued to Company by any third party, including any employee or former employee of Company, except any use, infringement or misappropriation that would not have a Material Adverse Effect on Company.

(d)           Company has made available to Buyer copies of all agreements executed by Company employees with regard to (i) assignment of right, title and interest in such employee’s work product to Company, including any underlying Intellectual Property Rights, (ii) cooperation whether during or after employment with Company in perfecting Company’s rights in such assigned Intellectual Property Rights, including the execution of any applications, assignment forms and the like, and (iii) prohibition on disclosure of Company proprietary information, including, without limitation, Company know-how, business plans, techniques, methods, customer lists and supplier lists (collectively, “Trade Secrets”) during their employment and thereafter.

(e)           Schedule 3.18(e) sets forth the names of all Company contractors that during the last five (5) years invented material Company proprietary technology or software or that invented material technology or software specifically for Company.  Company has made available to Buyer copies of all agreements executed by Company contractors with regard to (i) assignment of right, title and interest in such contractor’s work product to Company, including any underlying Intellectual Property Rights, and (ii) prohibition on disclosure of any Company proprietary information, including, without limitation, Company Trade Secrets during their engagement and thereafter.  Each Company contractor listed on Schedule 3.18(e) has executed and delivered, or prior to the Closing shall have executed and delivered, a Proprietary Inventions and Assignment Agreement as set forth in Section 6.8 of this Agreement.

3.19.                        Interested Party Transactions.  Except as set forth in Schedule 3.19, there has been no transaction between Company, on the one hand, and Seller, any Affiliate of Company, any officer, director or employee of Company, or any spouse, parent, child, grandchild or sibling of any officer, director or employee of Company, on the other hand, other than transactions related to employment.

3.20.                        Product and Service Warranties. Except as set forth on Schedule 3.20, each product or service delivered or licensed by Company, in the last five (5) years, has been in conformity in all material respects with all applicable federal, state, local or foreign laws and regulations, contractual commitments and all express and implied warranties, and Company has no liability for replacement or repair thereof or other damages in connection therewith, except for liabilities incurred in the ordinary course of business, and no product or service delivered or licensed by Company is subject to any guaranty, warranty, or other indemnity.

3.21.                        Receivables.  Schedule 3.21 sets forth a true and complete list of all Receivables as of the date hereof and the aging thereof.  All Receivables represent sales actually made or services actually performed in the ordinary course of business with no additional services required to entitle Company to collect such Receivables, and have been fully collected or are collectible net of reserves shown on the Final Closing Balance Sheet as of the Closing Date.

3.22.                        Insurance.  Schedule 3.22 lists all of the material insurance policies held by or on behalf of Company with the effective date and coverage amounts indicated thereon.  Such policies are valid and enforceable in accordance with their terms and are in full force and effect.

3.23.                        Brokers.  Except as disclosed in Schedule 3.23, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Company in connection with the transactions contemplated by this Agreement.

3.24.                        Bank Accounts.  Schedule 3.24 provides, as of the date of this Agreement, accurate information with respect to each account maintained by or for the benefit of Company at any bank or other financial institution including the name of the bank or financial institution, the account number and the names of all individuals authorized to draw on or make withdrawals from such accounts.

3.25.                        Certain Payments.  Neither Company nor, to the Knowledge of Seller or Company, any director, officer, agent or employee of Company or any other Person acting for or on behalf of Company, has directly or indirectly, on behalf of Company made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any entity or Person, private or public, regardless of form, whether in money, property or services in material violation of any federal, state, local or foreign statute, law, ordinance, rule or regulation.

3.26.                        Minute Books.  The minute books of Company have been provided to Buyer or its advisors and contain a materially complete and accurate summary of all meetings of Company’s directors and stockholders and all actions by written consent of Company’s directors and stockholders from January 31, 2003  through the date of this Agreement.

3.27.                        Investment Company Act.  Company is not an “investment company,” or a company “controlled” by, or an “affiliated company” with respect to, an “investment company,” within the meanings of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

3.28.                        Computer Back-Up.  Except as set forth in Schedule 3.28, Company has made back-ups of all material computer software programs, source code, object code, data, documentation and databases owned or licensed by it and maintains such computer software programs, source code, object code, data, documentation and databases at an off-site location.

3.29.                        Trade Relations.  There exists no actual or, to the Knowledge of Seller or Company, threatened termination, cancellation or limitation of, or any other adverse modification or change in, the business relationship of Company, or the Business, with any customer or supplier or any group of customers or suppliers (including, without limitation, Company’s affiliate contractors), that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company.

3.30.                        Outstanding Borrowing.  Schedule 3.30 sets forth the amount of all Indebtedness of Company as of the date hereof (which amount, for all Indebtedness other than capital lease obligations, shall not exceed $25,000 as of the Closing Date), the Encumbrances that relate to such Indebtedness and that encumber the assets and the name of each lender thereof.

3.31.                        Potential Conflicts of Interest.  Except as set forth in Schedule 3.31, to the Knowledge of Seller and Company, no officer, director or stockholder of Company, no spouse of any such officer, director or stockholder, no immediate relative of such spouse or of any such officer, director or stockholder and no Affiliate of any of the foregoing: (a) owns, directly or indirectly, any interest in (excepting less than one percent (1%) stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent or customer of, or lender to or borrower from, Company; (b) owns, directly or indirectly, in whole or in part, any tangible or intangible property that Company has used in the conduct of the Business; or (c) has any cause of action or other claim whatsoever against, or owes or has advanced any amount to, Company, except for claims in the ordinary course of business such as for accrued vacation pay, accrued benefits under employee benefit plans, and similar matters and agreements existing on the date hereof.

3.32.                        International Trade Matters.  To the Knowledge of Seller and Company, Company is, and at all times in the past five (5) years has been, in material compliance with and has not been and is not in material violation of any International Trade Law, including but not limited to, all laws and regulations related to the import and export of commodities, software, and technology from and into the United States, and the payment of required duties and tariffs in connection with same.  Neither Seller nor Company has any basis to expect, nor has either of them or, to their Knowledge, any other Person for whose conduct they are or may be held to be responsible received, any actual or threatened order, notice, or other communication from any Governmental Entity of any actual or potential violation or failure to comply with any International Trade Law.

3.33.                        Business Assets.  The assets of Company listed on the Estimated Closing Balance Sheet constitute all the properties, assets and rights forming a part of, used, held or intended to be used in, and all such properties, assets and rights as are necessary in the conduct of, the Business.  Without limiting the generality of the foregoing, neither Seller nor any Affiliate of Seller (other than Company) own or possess any properties, assets or rights, including rights to Intellectual Property, that are used, held or intended to be used in the conduct of the Business.

4.                                       Representations and Warranties of Seller.  As a material inducement to Buyer to enter into this Agreement, Seller makes the representations and warranties set forth below to Buyer, all of which are true and correct as of the date hereof.

4.1.                              Organization and Qualification.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and Seller has the requisite corporate power and authority to carry on its business as it is now being conducted.

4.2.                              Authority Relative to this Agreement.  Seller has all necessary corporate power and authority to execute and deliver this Agreement, and the other Transaction Documents to be executed and delivered by Seller hereunder, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and such other Transaction Documents by Seller and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Seller, and no other corporate proceedings or approvals on the part of Seller or the stockholders of Seller are necessary to authorize this Agreement or such other Transaction Documents or to consummate the transactions contemplated hereby and thereby.  This Agreement and such other Transaction Documents have been or will be duly and validly executed and delivered by Seller and, assuming the due authorization, execution and delivery by the other parties thereto (other than Company), constitute, or upon such execution and delivery by Seller will constitute, the a legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

4.3.                              No Conflict; Required Filings and Consents.  The execution and delivery by Seller of this Agreement and the other Transaction Documents to be executed and delivered by Seller hereunder does not, and the performance of this Agreement and such other Transaction Documents by Seller will not, (a) conflict with or violate the Certificate of Incorporation or bylaws of Seller, (b) conflict with or violate any Law, order, judgment or decree applicable to Seller or any of its subsidiaries or by which its or their respective properties are bound or affected, or (c) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or modification in a manner materially adverse to Seller or its subsidiaries of any right or benefit under, or impair Seller’s or any of its subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration, repayment or repurchase, increased payments or cancellation under, or result in the creation of an Encumbrance on any of the properties or assets of Seller or any of its subsidiaries pursuant to, any Contract, Law or order to which Seller or any of its subsidiaries or its or any of their respective properties are bound or affected, except in the case of (b) or (c) only, for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have a material adverse effect on the ability of Seller to perform on a timely basis any of its material obligations under this Agreement or to consummate the transactions contemplated hereby.  Except for listing the Company as a “discontinued operation” on Seller’s Annual Report on Form 10-K for fiscal year 2007, filing an appropriate report on Form 8-K and issuing an appropriate press release regarding same, the execution and delivery of this Agreement by Seller does not, and the performance of this Agreement by Seller will not, require any consent, approval, exemption, authorization or permit of, or filing with or notification to, any Governmental Entity.

4.4.                              Title to Shares.  Seller has good and marketable title to the Stock free and clear of any Encumbrances.  Seller has the full right, power and authority to transfer, convey and sell the Stock to Buyer, and Buyer will acquire from Seller at the Closing good and marketable title to the Stock free and clear of all Encumbrances.  Seller is not a party to, subject to or bound by any Order which would prevent the transfer, conveyance and sale of the Stock to Buyer.

4.5.                              Financial Statements.  Seller has made available to Buyer its audited consolidated financial statements for each of the fiscal years ended December 31, 2004, 2005 and 2006, respectively (the “Audited Financial Statements”), and the its unaudited consolidated financial statements for the nine-month period ended September 30, 2007 (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Seller Financial Statements”).  The Seller Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods presented and fairly present the consolidated financial condition, operating results and cash flow of Seller, as of the dates, and for the periods, indicated therein, subject, in the case of the Interim Financial Statements, to normal recurring year-end adjustments and the absence of notes.

5.                                       Representations and Warranties of Buyer.  As a material inducement to Seller to enter into this Agreement, Buyer makes the representations and warranties set forth below to Seller, all of which are true and correct as of the date hereof.

5.1.                              Organization and Qualification.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and Buyer has the requisite corporate power and authority and is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and Approvals would not, individually or in the aggregate, have a Material Adverse Effect on Buyer.  Buyer is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect on Buyer.

5.2.                              Authority Relative to this Agreement.  Buyer has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to be executed and delivered by Buyer hereunder, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and such other Transaction Documents by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Buyer, and no other corporate proceedings or approvals on the part of Buyer or the stockholders of Buyer are necessary to authorize this Agreement or such other Transaction Documents or to consummate the transactions contemplated hereby and thereby.  This Agreement and such other Transaction Documents have been or will be duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by the other parties thereto, constitute, or upon such execution and delivery by Buyer will constitute, the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

5.3.                              No Conflict; Required Filings and Consents.  The execution and delivery by Buyer of this Agreement and the other Transaction Documents to be executed and delivered by Buyer hereunder does not, and the performance of this Agreement and such other Transaction Documents by Buyer will not, (a) conflict with or violate the Articles of Incorporation or bylaws of Buyer, (b) conflict with or violate any Law, order, judgment or decree applicable to Buyer or any of its subsidiaries or by which its or their respective properties are bound or affected, or (c) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or modification in a manner materially adverse to Buyer or its subsidiaries of any right or benefit under, or impair Buyer’s or any of its subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration, repayment or repurchase, increased payments or cancellation under, or result in the creation of an Encumbrance on any of the properties or assets of Buyer or any of its subsidiaries pursuant to, any Contract, Law or Order to which Buyer or any of its subsidiaries or its or any of their respective properties are bound or affected, except in the case of (b) or (c) only, for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect on Buyer.  The execution and delivery of this Agreement by Buyer does not, and the performance of this Agreement by Buyer will not, require any consent, approval, exemption, authorization or permit of, or filing with or notification to, any Governmental Entity.

5.4.                              Financing.  Buyer has financing sufficient for the consummation of the transactions contemplated by this Agreement, including without limitation the payment of the Holdback Amount, and the operation of Company following Closing, and will have on the Closing Date sufficient cash to pay the Closing Payment.  Buyer acknowledges that obtaining sufficient financing shall not be a condition to consummate the transactions contemplated by this Agreement, or to any of its other obligations under this Agreement.

6.                                       Additional Agreements.

6.1.                              Conduct of Company Pending Closing.  Seller and Company covenant and agree that, except (i) as expressly required by this Agreement; (ii) as disclosed in the Company Disclosure Schedules or (iii) with the prior written consent of Buyer, after the date hereof and prior to the Closing Date:

(a)                                  the Business shall be conducted only in the ordinary course of business consistent with past practice;

(b)                                 Company will not amend its Certificate of Incorporation or bylaws;

(c)                                  Company shall not (i) split, combine or reclassify its capital stock; (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to the Stock; (iii) issue or sell any additional shares of, or securities convertible into or exchangeable for shares of, or options, warrants, calls, commitments or rights of any kind to acquire any shares of, its capital stock or (iv) redeem, purchase or otherwise acquire directly or indirectly any shares of its capital stock;

(d)                                 Company shall not (i) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan, except as may be required by applicable Law or (ii) increase any compensation of or enter into or amend any employment, severance, termination or similar agreement with any of its present or future officers or directors, except for normal increases in the ordinary course of business and the payment of cash bonuses to employees pursuant to and consistent with existing plans, practices or programs;

(e)           Company shall not, except in the ordinary course of business consistent with past practice, acquire, sell, lease or dispose of any assets of Company;

(f)            Company shall not: (i) incur or assume any long-term or short-term debt for borrowed money or issue any debt securities, except for borrowings under existing lines of credit in the ordinary course of business; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the material obligations of any other Person; (iii) make any loans, advances or capital contributions to, or investments in, any other Person other than employee expense advances in the ordinary course of business, or (iv) mortgage or pledge any of its assets, tangible or intangible, or create any Encumbrance with respect to any such asset;

(g)           Company shall not acquire (by merger, consolidation or acquisition of stock or assets) any Person or division thereof or any equity interest therein;

(h)           Company shall not adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(i)            Company shall not change any of the accounting methods used by it unless required by GAAP or applicable Law;

(j)            Company shall not terminate, modify or amend any Material Contract, or enter into any Contract after the date hereof that, if in effect on the date hereof, would have been a Material Contract as defined in Section 3.5(a) hereof;

(k)           Company shall not make any capital expenditures, capital additions or capital improvements, in excess of $25,000 in the aggregate;

(l)            Company shall not terminate or expressly waive any right of substantial value, other than in the ordinary course of business consistent with past practice;

(m)          Company will not initiate any litigation or arbitration proceeding; and

(n)           Company will not authorize or enter into an agreement to do any of the foregoing.

6.2.          Employment Agreements.  Buyer has entered into Employment Agreements with Douglas Hartmann and Theodore Batch (the “Key Employees”), copies of which are attached hereto as Exhibit B.

6.3.          Retention Agreements.  Company has entered into, or prior to the Closing will enter into, a Retention Agreement in the form of Exhibit C hereto (the “Retention Agreements”) with not less than sixty percent (60%) of the Company employees listed on Schedule 6.3 (the “Other Employees”), providing for retention payments in the respective amounts set forth with respect to each Other Employee on Schedule 6.3 (the “Buyer Retention

Payments”).  Company has entered into a Retention Agreement with each of the Key Employees in the form of Exhibit D hereto (the “Key Employee Retention Agreements”).

6.4.          Separate Existence of Company.

(a)           Affirmative Covenants.  So long as any Obligation is outstanding, Buyer shall cause Company to do or cause to be done all things necessary to preserve and keep in full force and effect Company’s existence, rights (charter and statutory) and franchises.  Without limiting the foregoing, Buyer shall also cause Company to: (i) maintain its own separate books and records and bank accounts; (ii) at all times hold itself out to the public as a legal entity separate from Buyer and any other Person; (iii) file its own tax returns, if any, as may be required under applicable law, to the extent (1) not part of a consolidated group filing a consolidated return or returns or (2) not treated as a division for tax purposes of another taxpayer, and pay any taxes so required to be paid under applicable law; (iv) not commingle its assets with assets of any other Person; (v) conduct its business in its own name and strictly comply with all organizational formalities to maintain its separate existence; (vi) pay the salaries of its own employees, if any; (viii)  not hold out its credit or assets as being available to satisfy the obligations of others; (ix) allocate fairly and reasonably any overhead for shared office space; (x) use separate stationery, invoices and checks; (xi) except as contemplated by this Agreement and the Security Agreement, not pledge its assets for the benefit of any other Person; (xii) correct any known misunderstanding regarding its separate identity; and (xiii) maintain adequate capital in light of its contemplated business purpose, transactions and liabilities, including without limitation the Obligations.

(b)           Buyer’s Negative Covenants.  So long as any Obligation is outstanding, Buyer shall not cause or permit Company to: (i) except as contemplated by this Agreement and the Security Agreement, guarantee any obligation of any Person, including any Affiliate; (ii) incur, create or assume any indebtedness other than advances from or other indebtedness to Buyer or such other indebtedness as may be permitted by Buyer’s Senior Indebtedness; (iii) make or permit to remain outstanding any loan or advance to, or own or acquire any stock or securities of, any Person; (iv) to the fullest extent permitted by law, engage in any dissolution, liquidation, consolidation, merger, asset sale or transfer of ownership interests other than such activities as are expressly permitted pursuant to this Agreement; (v) permit its assets to be listed as assets on the financial statement of any other Person; provided, however, that its assets may be included in a consolidated financial statement of its Affiliates, provided that (A) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of it and such Affiliates and to indicate that its assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person and (B) such assets shall be listed on its own separate balance sheet; or (vi) form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other).

6.5.          Cooperation.  Subject to the terms and conditions of this Agreement, each of the Parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including providing information and using reasonable efforts necessary or appropriate to obtain waivers, consents and approvals to this Agreement and the transactions contemplated hereby, including specifically obtaining any consent to transfer the Stock to Buyer, and to effect all necessary registrations and filings.  In the event that any approval is not obtained (but without limitation on Buyer’s rights under Section 11), Seller shall cooperate with Buyer to ensure that Buyer obtains the benefits of each Contract that Company is bound by.

6.6.          Public Announcements.  Buyer and Seller, acting on behalf of Company, shall consult with each other before issuing any press release with respect to this Agreement, the other Transaction Documents and the transactions contemplated hereby and shall not issue any such press release or make any such public statement, except as required by Law or any listing agreement with any applicable national securities exchange, without the prior consent of the other Party, which shall not be unreasonably withheld, delayed or conditioned.

6.7.          Tax Matters.

(a)           Any tax-sharing agreement between Seller and Company shall be terminated as of the Closing Date and shall have no further effect for any taxable year (whether the current year, a future year, or a past year).

(b)           Seller agrees to indemnify Buyer from and against Losses Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any liability of Company for Taxes of any Person for any period ending on or before the Closing Date, other than Company under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law).

(c)           Seller shall include the income of Company (including any deferred items triggered into income by Treasury Regulations Section 1.1502-13 and any excess loss account taken into income under Treasury Regulations Section 1.1502-19 on Seller’s consolidated federal income Tax Returns for all periods through the Closing Date and pay any federal income Taxes attributable to such income.  For all taxable periods ending on or before the Closing Date, for which required Tax Returns have not yet been filed, Seller shall cause Company to join in Seller’s consolidated federal income tax return and, in jurisdictions requiring separate reporting from Seller, to file separate Company state and local income Tax Returns.  All such Tax Returns shall be prepared and filed in a manner consistent with prior practice, except as required by a change in applicable law.  Buyer shall have the right to review and comment on any such Tax Returns prepared by Seller prior to filing.  Buyer shall cause Company to furnish information to Seller as reasonably requested by Seller to allow Seller to satisfy its obligations under this section in accordance with past custom and practice. Company and Buyer shall consult and cooperate with Seller as to any elections that are not consistent with prior Tax Returns to be made on returns of Company for periods ending on or before the Closing Date. Buyer shall cause Company to file income Tax Returns or shall include Company in its combined or consolidated income Tax Returns, for all periods other than periods ending on or before the Closing Date.  The income of Company shall be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of Company as of the end of the Closing Date, provided that any extraordinary transactions entered into at the direction of Buyer shall be treated as occurring the day after Closing.

(d)           Seller shall allow Company and its counsel to participate, at Company’s expense, in any audit of Seller’s consolidated U.S. federal income Tax Returns to the extent that such Tax Returns relate to the Company and may increase the Tax liability of Company for periods beginning on or after the Closing Date. Seller shall not settle any such audit in a manner that would have a Material Adverse Effect on Buyer or Company after the Closing Date without the prior written consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned.

(e)           Seller shall immediately pay to Buyer any Tax refund (or reduction in Tax liability) (net of Seller’s reasonable expenses in obtaining such refund) resulting from a carryback of a post-acquisition Tax attribute of Company into the Seller consolidated Tax Return, when such refund (or reduction) is realized by Seller’s group, provided however, that Company and Buyer shall elect not to carryback and instead carryforward such Tax attribute whenever such election is allowable. At Buyer’s request, Seller will cooperate with Company in obtaining such refund (or reduction), including through the filing of amended Tax Returns or refund claims. Buyer agrees to indemnify Seller for any Taxes resulting from the disallowance of such post-acquisition Tax attribute on audit or otherwise.

(f)            Seller shall not elect to retain any net operating loss carryovers or capital loss carryovers of Company without the consent of Buyer.

(g)           Buyer and Company shall not file any amended Tax Return or settle any examination of any Tax Return without the consent of Seller (which consent shall not be unreasonably withheld, delayed or conditioned), if as a result of such amended Tax Return or settlement there would be a Material Adverse Effect on Seller.  For purposes of this Section 6.7(g), whether consent is being unreasonably withheld is not to be determined by the comparative size of the benefit to one Party compared to the detriment to the other.

6.8.          Proprietary Inventions and Assignment Agreement.  All Company personnel and Company contractors (other than those Company contractors who were not involved in the invention of material Company proprietary technology or software or were not involved in the preparation of material technology or software specifically for Company) have executed and delivered, or prior to the Closing shall have duly executed and delivered, Proprietary Inventions and Assignment Agreements in form and substance satisfactory to Buyer.

6.9.          Non-Competition/Non-Solicitation.

(a)           Non-Competition.

(i)            For a period of three (3) years from and after the Closing, neither Seller nor any other member of the Seller Group shall, directly or indirectly, (A) engage in any activities which are, directly or indirectly, competitive with the Business; or (B) assist or encourage in any manner any Person to do any of the foregoing; or (C) take any action, directly or indirectly, to do or cause or that would result in any of the foregoing.

(ii)           For a period of three (3) years from and after the Closing, neither Seller nor any other member of the Seller Group shall, directly or indirectly, (A) engage in the marketing or sale of products competitive with those offered by Company to the customers or prospects of Company; or (B) assist or encourage any Person to do any of the foregoing; or (C) take any action, directly or indirectly, to do or cause or that would result in any of the foregoing.

(iii)          Notwithstanding the foregoing, nothing in this Section 6.9(a) shall preclude Seller, its Affiliates, or its divisions from continuing to provide Oracle IT services, and other Oracle related products and services.

(b)           Non-Solicitation.  In further consideration of the consummation of the transactions contemplated herein, for a period of five (5) years from and after the Closing, Seller covenants and agrees that neither Seller nor any other member of the Seller Group will, without the prior written consent of Buyer, directly or indirectly, (i) solicit, induce or attempt to solicit or induce any employee or agent of Buyer and/or Company that was an employee or agent of Company prior to the Closing or of Buyer to terminate his or her relationship with Buyer and/or Company; or (ii) induce or attempt to induce any customer, supplier or contractor of Buyer to terminate or adversely change its relationship with Buyer and/or Company.  The foregoing prohibition regarding solicitation in clause (i) above shall not prohibit Seller from engaging in general solicitations of employees through newspaper advertisements or by similar means.

(c)           Remedy for Certain Breaches.  Seller acknowledges and agrees that the covenants in this Section 6.9 were negotiated at arms length, are required for the fair and reasonable protection of Buyer, that Buyer would not have purchased the Stock had Seller not agreed to these covenants, that the restrictions contained herein are designed to protect the business of Buyer and Company, and that the obligations of Buyer in this Agreement constitute adequate consideration for Seller’s obligations under this Section 6.9.  Seller further acknowledges and agrees that a breach of any of the covenants, obligations or agreements set forth in this Section 6.9 hereof will result in irreparable and continuing damage to Buyer and Company in their businesses and properties for which there will be no adequate remedy at law, and Seller agrees that in the event of any such breach, Buyer shall be entitled to injunctive relief to restrain such breach by Seller, and to such other and further relief (including damages) as is proper under the circumstances.

(d)           Reformation of Agreement; Severability.  The Parties intend the covenants set forth in this Section 6.9 to be enforced as written.  However, in the event that any provision set forth in this Section 6.9 is held by a court of competent jurisdiction to be invalid or unenforceable to any extent, such court shall exercise its discretion in reforming such provision to the end that Seller shall be subject to such restrictions and obligations as the court deems reasonable under the circumstances and enforceable by Buyer.  In the event that a provision or term of this Section 6.9 is found to be void or unenforceable to any extent and such court does not exercise its discretion to reform such provision, it is the agreed upon intent of the parties hereto that all remaining provisions or terms of this Agreement shall remain in full force and effect to the maximum extent permitted by law and that this Agreement shall be enforceable as if such void or unenforceable provision or term had never been a part hereof.

6.10.        Employee Benefits.  Buyer agrees that, effective as of the Closing Date, Buyer shall provide the Continuing Employees with compensation and employee benefits that are no less favorable in the aggregate than those provided to similarly situated employees of Buyer as of to the Closing Date and in any case no less than such Continuing Employee’s current compensation as set forth on Schedule 6.10.  With respect to any employee benefits that are provided to Continuing Employees under Buyer’s employee benefit plans (“Buyer Plans”), service accrued by Continuing Employees during employment with Company prior to the Closing Date shall be recognized for all purposes to the same extent recognized by Company immediately prior to the Closing Date, except to the extent necessary to prevent duplication of benefits.

6.11.        Reserved.

6.12.        Seller Retention Payments.  At least two (2) business days prior to the six month anniversary of the Closing Date, Seller shall deliver to Buyer by wire transfer to Buyer’s account (as instructed by Buyer) the amount of $83,333 to fund Seller’s initial portion of the retention payments made by Buyer to the Key Employees (the “Seller Initial Retention Payment”).  At least two (2) business days prior to the one year anniversary of the Closing Date, Seller shall deliver to Buyer by wire transfer to Buyer’s account (as instructed by Buyer) the amount of $166,667 to fund Seller’s final portion of the retention payments made by Buyer to the Key Employees (together with the Seller Initial Retention Payment, each a “Seller Retention Payment” and together the “Seller Retention Payments”).  Buyer shall advise Seller at least five (5) business days prior to the due date for the payment of a Seller Retention Payment if Buyer is no longer obligated to make any amount of such retention payment under the Key Employee Retention Agreements.  Buyer shall reimburse Seller for any Seller Retention Payments made to Buyer which are not paid by Buyer to the Key Executives pursuant to the terms of the Key Employee Retention Agreements within two (2) business days after the date that payment was due to the Key Employee (“Buyer Reimbursements”).  Should Seller fail to deliver either of the Seller Retention Payments by the dates set forth above or Buyer fail to make Buyer Reimbursements as set forth above, interest shall accrue on such amounts due at a rate of ten percent per annum until such amounts have been paid by Seller to Buyer or vice versa.  Buyer may, in its sole discretion, choose to offset any amounts pursuant to the Seller Retention Payments owed to it by Seller by debiting such amounts from the Holdback Amount in satisfaction of Seller’s obligation to pay such outstanding amounts; provided however, that such amounts ultimately offset against the Holdback Amount by Buyer shall not bear interest and Seller shall not be liable to Buyer for interest in such a case.  Seller shall reimburse Buyer for all reasonable legal and other expenses incurred by Buyer in enforcing its rights under this section should Seller fail to make either Seller Retention Payment pursuant to this Section 6.12.  Buyer shall reimburse Seller for all reasonable legal and other expenses incurred by Seller in enforcing its rights to Buyer Reimbursements under this section should Buyer fail to make such Buyer Reimbursements pursuant to this Section 6.12.

6.13.        No Solicitation.

(a)           During the period from the date of this Agreement until the earlier of (i) the termination of this Agreement, or (ii) the Closing, neither Seller nor Company shall, directly or indirectly, through any officer, director, employee, affiliate, representative or agent

(each a “Representative”), take any action to (A) solicit, initiate, encourage, induce, facilitate or support any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving Company, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an “Acquisition Proposal”), (B) furnish any information regarding Company to any person or entity in connection with or in response to any Acquisition Proposal or any inquiry that could reasonably be expected to lead to any Acquisition Proposal, (C) engage or participate in negotiations or discussions with any person concerning any Acquisition Proposal, or (D) agree to, approve or recommend any Acquisition Proposal.

(b)           During the period from the date of this Agreement until the earlier of (i) the termination of this Agreement, or (ii) the Closing, Seller shall promptly, and in no event later than twenty-four (24) hours after receipt by Seller, Company or any of their Representatives of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of Company by any person or entity that informs Company that it is considering making, or has made, an Acquisition Proposal, notify Buyer of such Acquisition Proposal or request for such information or for access to Company’s properties, books or records.  Such notice shall be made orally and in writing and shall indicate in reasonable detail the terms and conditions of such proposal, inquiry or contact.  Company shall keep Buyer fully informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

7.             Deliveries at Closing.

7.1.          Seller’s Closing Deliveries.  At the Closing, Seller and/or Company shall deliver or cause to be delivered to Buyer:

(a)           a certificate, dated as of the Closing Date, of an officer of Company certifying that (x) the representations and warranties of Company herein contained shall be true at the Closing Date with the same effect as though made at such time, except to the extent qualified by the Company Disclosure Schedule, (y) Company shall have performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and (z) there has been no event or occurrence which has had, or is reasonably likely to have, a Material Adverse Effect on Company;

(b)           a certificate, dated as of the Closing Date, of an officer of Seller certifying that (x) the representations and warranties of Seller herein contained shall be true at the Closing Date with the same effect as though made at such time, except to the extent qualified by the Company Disclosure Schedule and (y) Seller shall have performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date;

(c)           certificates representing the Stock, properly endorsed for transfer to or accompanied by a duly executed stock power in favor of Buyer or its nominee as Buyer may have directed prior to the Closing Date and otherwise in a form acceptable for transfer on the books of Company;

(d)           a letter from LaSalle Bank National Association or an amendment to the LaSalle Agreement releasing and discharging Company from any obligation under the Loan and Security Agreement dated December 21, 2006 by and among LaSalle Bank National Association, Seller, Company and Zanett Commercial Solutions, Inc., as subsequently amended, restated or otherwise supplemented (the “LaSalle Agreement”) and any other documents and agreements related thereto in a form reasonably satisfactory to Buyer (the “Release Letter”) and the release of any liens in favor of LaSalle Bank National Association encumbering any of Company’s assets;

(e)           a canceled original promissory note from Emral Holdings Limited;

(f)            the consents and approvals as set forth on Schedule 3.5(a);

(g)           written resignations by each of the officers and directors of Company in office immediately prior to the Closing Date;

(h)           a certificate, dated as of the Closing Date, of the Secretary or an Assistant Secretary of Company evidencing all necessary or appropriate corporate action to enable Company to comply with the terms of this Agreement;

(i)            a certificate, dated as of the Closing Date, of the Secretary or an Assistant Secretary of Seller evidencing all necessary or appropriate corporate action to enable Seller to comply with the terms of this Agreement;

(j)            a certificate of good standing for Company issued by the Delaware Secretary of State and dated within a reasonable period prior to the Closing;

(k)           a certificate of good standing for Company issued by the Colorado Secretary of State and dated within a reasonable period prior to the Closing;

(l)            good standing bring-down certificates for Company issued as of the date of the Closing;

(m)          the opinion of Seller’s and Company’s counsel substantially in the form of Exhibit F attached hereto and otherwise satisfactory to Buyer and its counsel;

(n)           the Security Agreement, duly executed by Seller;

(o)           Retention Agreements, duly executed by Company and the requisite number of Other Employees, as specified in Section 6.3 hereof; and

(p)           such other documents as Buyer or its counsel may reasonably require.

7.2.          Buyer’s Closing Deliveries.  At the Closing, Buyer shall deliver or cause to be delivered to Seller:

(a)           a certificate, dated as of the Closing Date, of an officer of Buyer certifying that (x) the representations and warranties of Buyer herein contained shall be true at the Closing Date with the same effect as though made at such time and (y) Buyer shall have performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date; and

(b)           the Security Agreement, duly executed by Buyer;

(c)           the Closing Payment; and

(d)           such other documents as Seller or its counsel may reasonably require.

8.             Conditions to Obligations of Buyer.  The obligation of Buyer to consummate the transactions contemplated by this Agreement and the Transaction Documents is subject to the following conditions, any of which may be waived by it in writing in its sole discretion:

8.1.          Compliance by Seller and Company.  Seller and Company shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by Seller and Company, as applicable, prior to or on the Closing Date, including, but not limited to the delivery by Seller and Company of the items set forth in Section 7.1 hereof.

8.2.          Accuracy of Representations of Seller and Company.  The representations and warranties of Seller and Company contained in this Agreement or any schedule, certificate or other instrument delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct in all material respects at and as of the Closing Date except as contemplated or permitted by this Agreement.

8.3.          Consents.  Seller and/or Company shall have obtained each of the consents and approvals set forth on Schedule 3.5(a).

8.4.          Material Adverse Change.  There shall have been no event or occurrence which has had, or is reasonably likely to have, a Material Adverse Effect on Company.

8.5.          No Regulatory Changes.  No action shall have been taken by any Governmental Entity, and no law shall have been enacted, which would have a Material Adverse Effect on the Company.

8.6.          Litigation.  No litigation seeking to enjoin the transactions contemplated by this Agreement or to obtain damages on account hereof shall be pending or threatened.

9.             Conditions to Obligations of Seller.  The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the following conditions, any of which may be waived by it in its sole discretion:

9.1.          Compliance by Buyer.  Buyer shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to or on the Closing Date, including, but not limited to the delivery by Buyer of the items set forth in Section 7.2 hereof.

9.2.          Accuracy of Buyer’s Representations.  Buyer’s representations and warranties contained in this Agreement or any schedule, certificate or other instrument delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct in all material respects at and as of the Closing Date.

9.3.          Litigation.  No litigation seeking to enjoin the transactions contemplated by this Agreement or to obtain damages on account hereof shall be pending or threatened.

9.4.          Landlord Guaranty.   That certain guaranty (the “Landlord Guaranty”), dated May 18, 2007, executed by Seller in favor of BRCP Aurora Marketplace (“Landlord”), guarantying Company’s obligations under that certain Lease Agreement, dated February 28, 2003 by and between Company and Landlord, as amended (the “Lease Agreement”), shall have been terminated and all obligations and liabilities of Seller with respect to such Landlord Guaranty shall have been released, including without limitation the cancellation of a letter of credit issued on Seller’s and Company’s behalf in favor of Landlord in the principal amount of $100,000.

10.           Survival of Representations, Warranties and Agreements.  All of the representations, warranties, covenants and agreements made herein by Company and Seller shall survive the execution and delivery of this Agreement until the one (1) year anniversary of the Closing Date, except for (a) Section 3.16, which shall survive until the later to occur of (i) the lapse of the statute of limitations with respect to the assessment of any Taxes to which such representation and warranty relates (including any extensions or waivers thereof) and (ii) sixty (60) days after the final administrative or judicial determination of the Taxes to which such representation and warranty relates, and no claim with respect to Section 3.16 may be asserted thereafter with the exception of claims arising out of any fact, circumstance, action or proceeding to which the party asserting such claim shall have given notice to the other Parties to this Agreement prior to the termination of such period of reasonable belief that a tax liability will subsequently arise therefrom, and (b) Sections 3.4, 3.13, 3.17, 4.2 and 4.4, which shall survive until the lapse of the statute of limitations with respect thereto; provided, however, that, notwithstanding the foregoing, this Section 10 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Closing Date and which shall survive in accordance with its respective terms.

11.           Indemnification.

11.1.        Indemnification by Seller.  Except as otherwise provided in this Section 11, from and after the Closing, Seller agrees to indemnify, defend and hold harmless each of Buyer, Company and their Affiliates and their respective officers, directors, agents, employees, subsidiaries, partners, members and controlling Persons (each a “Buyer Indemnified Party”) to the fullest extent permitted by law from and against any and all Losses resulting from or arising out of any breach of any representation or warranty, covenant or agreement by Seller or Company in this Agreement or the Security Agreement.

11.2.        Indemnification by Buyer.  Except as otherwise provided in this Section 11, from and after the Closing, Buyer agrees to indemnify, defend and hold harmless Seller and its Affiliates and their respective officers, directors, agents, employees, subsidiaries, partners, members and controlling Persons (each a “Seller Indemnified Party”) to the fullest extent permitted by law from and against any and all Losses resulting from or arising out of any breach of any representation or warranty, covenant or agreement by Buyer in this Agreement or the Security Agreement, or the operation of Company from and after the Closing Date.

11.3.        Inter-Party Claims.  Any Buyer Indemnified Party or Seller Indemnified Party seeking indemnification pursuant to this Section 11 (the “Indemnified Party”) shall notify the other party or parties from whom such indemnification is sought (the “Indemnifying Party”) of the Indemnified Party’s assertion of such claim for indemnification, specifying the basis of such claim.  The Indemnified Party shall thereupon give the Indemnifying Party reasonable access to the books, records and assets of the Indemnified Party which evidence or support such claim or the act, omission or occurrence giving rise to such claim and the right, upon prior notice during normal business hours, to interview any appropriate personnel of the Indemnified Party related thereto.

11.4.        Third Party Claims.  Each Indemnified Party under this Section 11 shall, promptly after the receipt of notice of the commencement of any Claim by a third party against such Indemnified Party in respect of which indemnity may be sought from an Indemnifying Party under this Section 11, promptly notify the appropriate Indemnifying Party in writing of the commencement thereof (which shall also constitute the notice required by Section 11.3) (a “Claim Notice”).  The failure of an Indemnified Party to notify the Indemnifying Party in accordance with this Section 11.4 shall not relieve the Indemnifying Party from any liability which it may have to such Indemnified Party under this Section 11 unless, and only to the extent that, such failure to notify results in such Indemnifying Party’s loss of substantive or practical rights or defenses.  If a third party Claim is brought against any Indemnified Party, the Indemnifying Party shall be entitled, upon written notice to the Indemnified Party within 30 business days after the receipt of the Claim Notice, to assume the defense at its own expense with counsel approved by such Indemnified Party (which approval shall not be unreasonably withheld, conditioned or delayed, and shall not be withheld if such counsel is counsel identified in Section 13.2 hereof); provided, however, the election by such Indemnifying Party to assume such defense shall not preclude the party against which such claim has been made also from participating or continuing to participate in such defense, so long as such party bears its own legal fees and expenses for so doing.  Notwithstanding the foregoing, in any Claim in which both an Indemnifying Party, on the one hand, and an Indemnified Party, on the other hand, are, or are reasonably likely to become, a party, such Indemnified Party shall have the right, at Indemnifying Party’s expense, to employ separate counsel and to control its own defense of such Claim if, in the reasonable opinion of counsel to such Indemnified Party, either (x) one or more defenses are available to the Indemnified Party that are not available to the Indemnifying Party or (y) a conflict or potential conflict exists between the Indemnifying Party, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable; provided, however, that the Indemnifying Party (i) shall not be liable for the fees and expenses of more than one counsel to all Indemnified Parties and (ii) shall reimburse the Indemnified Parties for all of such fees and expenses of such counsel incurred in any action, between the Indemnifying Party and the Indemnified Parties or between the Indemnified Parties and any third-party, as such expenses are incurred; provided further, that, in the case of a Buyer Indemnified Party, such expenses shall be deducted by Buyer from the Holdback Amount, which, except as otherwise provided in Section 11.5, shall be the sole recourse of the Buyer Indemnified Parties for the recovery of such expenses.  Each Indemnifying Party agrees that it will not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), settle, compromise or consent to the entry of any judgment in any pending or threatened Claim relating to the matters contemplated hereby unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising or that may arise out of such Claim.

11.5.        Limitations on Indemnification.  Notwithstanding any other provision of this Section 11, no Claims shall be brought for indemnification after the survival period set forth in Section 10 hereof, and Seller shall not be obligated to make any payment or payments pursuant to this Section 11 in an aggregate amount in excess of the Holdback Amount (the “Cap”), and the indemnification obligation of Seller hereunder shall be further limited as follows: Seller shall not be obligated to make any payment for indemnification pursuant to Section 11.1 until the aggregate amount of indemnification payments under such Section exceeds $50,000 (the “Threshold Amount”), whereupon Seller shall be obligated to pay in full up to the Cap all such amounts for indemnification; provided, however, that the sole recourse of the Buyer Indemnified Parties under this Section 11 shall be the Holdback Amount which will be held by Buyer in accordance with Section 2.5 hereof; provided, further, that for purposes of a breach of the representations and warranties contained in Sections 3.1, 3.3, 3.4, 3.13, 3.16, 3.17, 3.18, 4.2 and 4.4 only, the Cap shall be the Purchase Price and the Threshold Amount shall be $0.  The provisions of this Section 11.5 shall not limit, in any manner, any remedy at law or in equity to which any Party shall be entitled against any other Party as a result of (i) willful fraud or intentional misrepresentation by such other Party or any of their respective representatives or (ii) the breach by a Party of any covenant or agreement of such Party which by its terms contemplates performance after the Closing Date and which shall survive in accordance with its respective terms.

12.           Termination.

12.1.        Termination of Agreement.  Anything herein to the contrary notwithstanding, this Agreement and the transactions contemplated by this Agreement shall terminate if the Closing does not occur on or before the close of business on April 30, 2008 unless extended by mutual consent in writing of Buyer and Seller and otherwise may be terminated at any time before the Closing as follows and in no other manner:

(a)           by mutual consent in writing of Buyer and Seller.

(b)           by Buyer if any of the conditions set forth in Section 8 shall not have been met by March 14, 2008, unless extended by Buyer in its sole discretion.

(c)           by Seller if any of the conditions set forth in Section 9 shall not have been met by March 14, 2008, unless extended by Seller in its sole discretion.

(d)           by Buyer or Seller if there has been a material misrepresentation or other material breach by the other (or, in the case of Buyer, by Seller or Company) in its representations, warranties and covenants set forth herein; provided, however, that if such breach is susceptible to cure, the breaching Party shall have ten (10) business days after receipt of notice from the other Party of its intention to terminate this Agreement if such breach continues in which to cure such breach.

12.2.                        Effect of Termination. In the event that this Agreement shall be terminated pursuant to Section 12.1, all further obligations of the Parties under this Agreement shall terminate without further liability of any party to another; provided that the obligations of the Parties contained in Sections 13.1, 13.4, 13.5, and 13.6 shall survive any such termination.  Notwithstanding the first sentence of this Section 12.2, a termination under Section 12.1(d) shall not relieve any Party of any liability for a breach of, or for any misrepresentation under this Agreement, or be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or misrepresentation.

13.                                 Miscellaneous.

13.1.                        Expenses.  Except as otherwise provided herein, Seller (and not Company on behalf of Seller) and Buyer shall each pay their own expenses (and, in the case of Seller, the expenses of Company) incident to the negotiation, preparation, and carrying out of this Agreement, including all fees and expenses of its financial advisors, counsel and accountants for all activities undertaken pursuant to this Agreement, irrespective of whether or not the transactions contemplated hereby are consummated.  The payment of Seller’s and Company’s expenses shall be made by Buyer at the Closing and the amount deducted from the Closing Payment as set forth in Section 2.2.

13.2.                        Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the Parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a Party as shall be specified by like notice):

To Buyer:

KOR Electronics

10855 Business Center Drive, Bldg. A

Cypress, California 90630

Telecopier No.: 714-895-7526

Telephone No.: 714-898-8200

Attention:  Chief Executive Officer

With a copy to:

DLA Piper US LLP
2000 University Avenue
East Palo Alto, California 94303-2214
Telecopier No.: 650-687-1200

Telephone No.: 650-833-2243

Attention:  Dennis Sullivan, Esq.

To Company, prior to the Closing:

Paragon Dynamics, Inc.

3025 South Parker Road, Tower II, Suite 1000

Aurora, Colorado 80014

Telecopier No.: 303-636-1033

Telephone No.: 303-636-9494

Attention:  Chief Executive Officer

With a copy, prior to the Closing, to:

Drinker Biddle & Reath LLP

One Logan Square, 18th and Cherry Streets

Philadelphia, Pennsylvania 19103-6996

Telecopier No.: 215-988-2757

Telephone No.: 215-988-2880
Attention:  Stephen Burdumy

To Seller:

Zanett, Inc.

635 Madison Avenue, 15th Floor
New York, New York 10022

Telecopier No.: 212-583-0221

Telephone No.: 212-583-0300

Attention:  Chief Executive Officer

With a copy to:

Drinker Biddle & Reath LLP

One Logan Square, 18th and Cherry Streets

Philadelphia, Pennsylvania 19103-6996

Telecopier No.: 215-988-2757

Telephone No.: 215-988-2880
Attention:  Stephen Burdumy

Any such notice shall, when sent in accordance with the preceding sentence, be deemed to have been given and received on the earliest of (i) the day delivered to such address, (ii) the day sent by facsimile transmission, or (iii) 24 hours after shipment by such courier service.

13.3.        Assignment; Third-Party Beneficiaries.  Neither this Agreement nor any rights or obligations under it are assignable without the prior written consent of the other.  There shall be no third-party beneficiaries of this Agreement.

13.4.        GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND FULLY PERFORMED WITHIN THE STATE OF DELAWARE.

13.5.        Jurisdiction, Venue and Waiver of Jury Trial.  Any suit, action or proceeding with respect to this Agreement shall be brought exclusively in the Delaware state courts of competent jurisdiction or in the United States District Court applicable to Wilmington, Delaware.  ALL PARTIES HEREBY IRREVOCABLY WAIVE ANY OBJECTIONS WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE PERSONAL JURISDICTION OR VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT BROUGHT IN ANY SUCH COURT AND HEREBY FURTHER IRREVOCABLY WAIVE ANY CLAIM THAT SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  THE PARTIES HEREBY FURTHER IRREVOCABLY WAIVE ANY RIGHT TO A JURY TRIAL IN ANY ACTION ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

13.6.        Counterparts.  This Agreement may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  It is the express intent of the Parties to be bound by the exchange of signatures on this Agreement via facsimile.

13.7.        No Implied Waiver.  No failure or delay on the part of the Parties hereto to exercise any right, power, or privilege hereunder or under any instrument executed pursuant hereto shall operate as a waiver nor shall any single or partial exercise of any right, power, or privilege preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

13.8.        Entire Agreement.  This Agreement, including the Exhibits and Schedules attached hereto, sets forth the entire understandings of the Parties with respect to the subject matter hereof, and it incorporates and merges any and all previous communications, understandings, oral or written as to the subject matter hereof.

13.9.        Amendments; Actual Waivers.  This Agreement may not be amended except by an instrument in writing signed by the Parties.  Any agreement on the part of Buyer or Seller hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such Parties.

13.10.      Headings.  The headings of the Sections of this Agreement, where employed, are for convenience only and do not form a part hereof and in no way modify, interpret or construe the meanings of the Parties.

13.11.      Severability.  Any provision of this Agreement which is invalid or unenforceable shall be ineffective only to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions of this Agreement.

13.12.      Specific Performance.  Seller, Buyer and Company each acknowledge that, in view of the uniqueness of the Business and the transactions contemplated by this Agreement, each Party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that the other Party shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

13.13.      No Presumption Regarding Drafter.  The Parties acknowledge and agree that the terms and provisions of this Agreement have been negotiated and discussed between them, and that this Agreement reflects their mutual agreement regarding the subject matter of this Agreement.  Because of the nature of such negotiations and discussions, it would not be appropriate to deem either Buyer or Seller to be the drafter of this Agreement, and therefore no presumption for or against the drafter shall be applicable in interpreting or enforcing this Agreement.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth above.

“COMPANY”

Paragon Dynamics, Inc.,
a Delaware corporation

By:

Name:

Title:

“BUYER”

KOR ELECTRONICS,
a California corporation

By:

Name:

Title:

“SELLER”

Zanett, Inc.,
a Delaware corporation

By:

Name:

Title:

SIGNATURE PAGE TO

STOCK PURCHASE AGREEMENT

EXHIBIT A

FORM OF SECURITY AGREEMENT

EXHIBIT B

EMPLOYMENT AGREEMENTS

EXHIBIT C

FORM RETENTION AGREEMENT

EXHIBIT D

FORM KEY EMPLOYEE RETENTION AGREEMENT

EXHIBIT E

FORM OF OPINION OF COUNSEL TO SELLER AND COMPANY